UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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GENERAL MARITIME CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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General Maritime Corporation
299 Park Avenue, Second Floor
New York, New York 10171
(212) 763-5600

March 27, 2009

Dear Shareholder:

I am pleased to invite you to attend the 2009 Annual Meeting of Shareholders of General Maritime Corporation, which will be held at 11 a.m. on Thursday, May 14, 2009, at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York. Your Board of Directors looks forward to greeting those shareholders who are able to attend.

This year, we will be using the “Notice and Access” rule adopted by the Securities and Exchange Commission to furnish proxy materials to you over the internet.  We believe this new process will provide you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to reduce the environmental impact of our Annual Meeting and the costs of printing and distributing the proxy materials.  On or about April 3, 2009, we intend to mail to most shareholders only a Notice of Internet Availability of Proxy Materials that tells them how to access and review information contained in the proxy materials and vote electronically over the internet.  If you received only the Notice in the mail, you will not receive a printed copy of the proxy materials in the mail unless you request the materials by following the instructions included in the Notice.

At the Annual Meeting, you will be asked to elect two Class I Directors and ratify the appointment of Deloitte & Touche LLP as the company’s auditors for the fiscal year ending December 31, 2009.  Your Board of Directors recommends that you vote FOR these proposals that are more fully described in the accompanying proxy statement.

Whether or not you expect to attend the Annual Meeting, it is important that your shares be represented.  Please vote your shares using the internet or a toll-free telephone number, or by requesting a printed copy of the proxy materials and completing and returning by mail the proxy card that you will receive in response to your request.  Instructions on using each of these voting methods are outlined in the proxy statement. Your cooperation will ensure that your shares are voted.

Thank you for your continued support.

Sincerely,

/s/ Peter C. Georgiopoulos
Peter C. Georgiopoulos
Chairman

General Maritime Corporation
299 Park Avenue, Second Floor
New York, New York 10171
(212) 763-5600

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 14, 2009

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of General Maritime Corporation, a Marshall Islands corporation (“General Maritime” or the “Company”), will be held on Thursday, May 14, 2009 at 11 a.m. (Eastern time), at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York for the following purposes:

1.	To elect two Class I Directors to the Board of Directors;

2.	To ratify the appointment of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending December 31, 2009; and

3.	To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

Shareholders of record at the close of business on March 16, 2009, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A list of such shareholders will be available at the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting.  If you do not expect to be present at the Annual Meeting, you are requested to fill in, date and sign the enclosed proxy and mail it promptly in the enclosed envelope to make sure that your shares are represented at the Annual Meeting. Shareholders of record also have the option of voting by using a toll-free telephone number or via the internet. Instructions for using these services are included in the accompanying proxy statement.  In the event you decide to attend the Annual Meeting in person, you may, if you desire, revoke your proxy and vote your shares in person in accordance with the procedures described in the proxy statement.

YOUR VOTE IS IMPORTANT

IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE VOTE BY TELEPHONE, INTERNET, OR BY MAIL. PLEASE REFER TO THE PROXY STATEMENT FOR INFORMATION ON HOW TO VOTE BY TELEPHONE OR INTERNET. IF YOU CHOOSE TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors

/s/ John C. Georgiopoulos
John C. Georgiopoulos
Executive Vice President,
Treasurer and Secretary

New York, New York
March 27, 2009

General Maritime Corporation
299 Park Avenue, Second Floor
New York, New York 10171
(212) 763-5600

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 14, 2009

_______________

This proxy statement is furnished to shareholders of General Maritime Corporation (“General Maritime” or the “Company”) in connection with the solicitation of proxies, in the accompanying form, by the Board of Directors (the “Board”) of General Maritime for use in voting at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York, on Thursday, May 14, 2009, at 11 a.m., and at any adjournment or postponement thereof.

This proxy statement, the accompanying form of proxy and the Notice of Internet Availability were first made available to shareholders on or about April 3, 2009.

INTRODUCTION

Arlington Combination

On December 16, 2008, pursuant to an Agreement and Plan of Merger and Amalgamation, dated as of August 5, 2008 (the “Arlington Merger Agreement”), by and among us; Arlington Tankers Ltd., or Arlington; Archer Amalgamation Limited, or Amalgamation Sub; Galileo Merger Corporation, or Merger Sub; and General Maritime Subsidiary Corporation (formerly General Maritime Corporation), or General Maritime Subsidiary, Merger Sub merged with and into General Maritime Subsidiary, with General Maritime Subsidiary continuing as the surviving entity, and Amalgamation Sub amalgamated with Arlington.  We refer to these transactions collectively as the Arlington combination.  As a result of the Arlington combination, General Maritime Subsidiary and Arlington each became a wholly-owned subsidiary of ours and General Maritime Subsidiary changed its name to General Maritime Subsidiary Corporation.  In addition, upon the consummation of the Arlington combination, we exchanged 1.34 shares of our common stock for each share of common stock held by shareholders of General Maritime Subsidiary and exchanged one share of our common stock for each share held by shareholders of Arlington.  Finally, upon consummation of the transaction, we changed our name to General Maritime Corporation.

All share and per share amounts presented throughout this proxy statement, unless otherwise noted, have been adjusted to reflect the exchange of 1.34 shares of our common stock for each share of common stock held by shareholders of General Maritime Subsidiary in connection with the Arlington combination.

Because the consummation of the Arlington combination occurred on December 16, 2008, the compensation and related information reported in this proxy statement principally relates to our predecessor, General Maritime Subsidiary, for the period prior to that date. Unless otherwise noted, references herein to the Company shall mean General Maritime Subsidiary for the period prior to the consummation of the Arlington combination and references to the Company’s articles of incorporation, bylaws, Board and committees, policies, charters and similar documents shall mean those of General Maritime Subsidiary for the period prior to the consummation of the Arlington combination.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Purpose of the Annual Meeting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Shareholders.  Each proposal is described in more detail in this proxy statement.

Record Date and Outstanding Shares

The Board has fixed the close of business on March 16, 2009, as the record date (the “Record Date”) for the determination of shareholders entitled to receive notice of, and to vote at, the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to vote at the Annual Meeting or any and all adjournments or postponements thereof.  As of March 16, 2009, General Maritime had issued and outstanding 57,850,528 shares of common stock.  The common stock comprises all of General Maritime’s issued and outstanding voting stock.

Revocability and Voting of Proxies

Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy.  A proxy may be revoked by any of the following methods:

•	by writing a letter delivered to John C. Georgiopoulos, Secretary of General Maritime, stating that the proxy is revoked;

•	by submitting another proxy with a later date; or

•	by attending the Annual Meeting and voting in person.

Please note, however, that if a shareholder’s shares are held of record by a broker, bank or other nominee and that shareholder wishes to vote at the Annual Meeting, the shareholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that shareholder’s beneficial ownership of the shares.

Unless we receive specific instructions to the contrary or unless such proxy is revoked, shares represented by each properly executed proxy will be voted: (i) FOR the election of each of General Maritime’s nominees as a director; (ii) FOR the ratification of the appointment of Deloitte & Touche LLP as the independent auditors of General Maritime for the fiscal year ending December 31, 2009; and (iii) with respect to any other matters that may properly come before the Annual Meeting, at the discretion of the proxy holders. General Maritime does not presently anticipate any other business will be presented for action at the Annual Meeting.

Voting at the Annual Meeting

Each common share outstanding on the Record Date will be entitled to one vote on each matter submitted to a vote of the shareholders, including the election of directors.  Cumulative voting by shareholders is not permitted.

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the shareholders entitled to vote at the Annual Meeting is necessary to constitute a quorum.  Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum.  A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

A plurality of the votes cast is required for the election of directors.  Abstentions and broker “non-votes” are not counted for the purpose of the election of directors.

The affirmative vote of a majority of the common shares represented and entitled to vote at the Annual Meeting is required for approval of Proposal Two.  Abstentions and broker “non-votes” will have the same effect as a vote “against” Proposal Two.

For directions to be able to attend the meeting and vote in person, please contact us by sending an e-mail to finance@generalmaritimecorp.com.

Solicitation

We will pay the costs relating to this proxy statement, the proxy and the Annual Meeting.  We have retained D.F. King & Co., Inc. to assist with the solicitation at a fee of $11,500 plus reasonable out-of-pocket expenses.  We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to beneficial owners.  Directors, officers and regular employees may also solicit proxies.  They will not receive any additional pay for the solicitation.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to Be Held on May 14, 2009:

Our Proxy Statement and Annual Report to Shareholders are
available at http://www.proxyvote.com.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Each of the following nominees for election as director, as well as the continuing directors set forth below, was appointed to our Board effective December 16, 2008, following the Arlington combination and in accordance with the terms of the Arlington Merger Agreement.

At the time of his appointment to the Board in connection with the Arlington combination, each nominee and continuing director served as a director of either General Maritime Subsidiary or Arlington.  Information relating to each nominee for election as director, including his period of service as a director of General Maritime Subsidiary prior to the Arlington combination, principal occupation and other biographical material is described below.

Under General Maritime’s amended and restated Articles of Incorporation, the Board is classified into three classes. All Directors serving in Class I have terms expiring at the 2009 Annual Meeting.  The Board has nominated the Class I directors currently serving on the Board, John P. Tavlarios and Peter S. Shaerf, for re-election to serve as Class I directors of the Company for a three-year term until the 2012 Annual Meeting of Shareholders of the Company and until their successors are elected and qualified or until their earlier resignation or removal.  Although management has no reason to believe that the nominees will not be available as candidates at the 2009 Annual Meeting, should such a situation arise, proxies may be voted for the election of such other persons as the holders of the proxies may, in their discretion, determine.

Directors are elected by a plurality of the votes cast at the Annual Meeting, either in person or by proxy.  Votes that are withheld will be excluded entirely from the vote and will have no effect.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF MESSRS. TAVLARIOS AND SHAERF AS CLASS I DIRECTORS.

Nominee Information

The following table sets forth information regarding the nominees for re-election as Class I Directors:

Name	Age	Class	Position
John P. Tavlarios	47	I	Director and President
Peter S. Shaerf	54	I	Director

Peter S. Shaerf has served as a director of the Company since December 2008.  He previously served as a director of General Maritime Subsidiary from May 2001 until December 2008. Since 2002, Mr. Shaerf has been a Managing Director of AMA Capital Partners, an investment bank and private equity firm specializing in the maritime industry.  From 1998 until April 2002, Mr. Shaerf was a Managing Director of Poseidon Capital Corp., an independent maritime consulting and investment company that works extensively in the investment community.  From 1980 to 2002, he was a partner of The Commonwealth Group, a brokerage and consulting company that specializes in the dry cargo and liner shipping industry. From 1977 to 1980, he was a director of Common Brothers U.S.A. Ltd., a shipbroking subsidiary of a British shipowner of dry cargo and tanker tonnage.  He is a director of TBS International Ltd., a company listed on the NASDAQ National Market and a director of Seaspan Corporation, a company listed on the New York Stock Exchange.  Mr. Shaerf is Chairman of New York Maritime Inc. (NYMAR), a leading global trade association that promotes New York as a maritime center.  Mr. Shaerf holds a B.A. degree in international business law from the London Metropolitan University.

John P. Tavlarios has served as a director of the Company and our President since December  2008. He previously served as a director of General Maritime Subsidiary from May 2001 until December 2008.  He served as the President and Chief Operating Officer of General Maritime Subsidiary from May 2001 until December 31, 2002.  Following our internal reorganization which took effect at the close of business on December 31, 2002 through December 2008, he served as the Chief Executive Officer of our tanker operating subsidiary, General Maritime Management LLC.  From its inception in 1997 to January 2000, Mr. Tavlarios served as Executive Vice President of General Maritime Subsidiary or its predecessors.  From 1995 to 1997, he was affiliated with Maritime Equity Management, a ship-owning and investment company, where he served as Director of Marine Operations. From 1992 to 1995, Mr. Tavlarios was President and founder of Halcyon Trading Company, a consulting firm specializing in international business development with a particular emphasis on the international oil industry.  From 1984 to 1992, he was employed by Mobil Oil Corporation, spending most of his tenure in the Marine Operations and the Marketing and Refining divisions.  Prior to 1984, Mr. Tavlarios was involved in his family’s shipping business, assisting in marine operations.  Mr. Tavlarios is a member of the American Bureau of Shipping, the Det Norske Veritas North American Committee, the Skuld board of directors, the Directors Committee and the North American Panel of INTERTANKO, the organization of independent tank owners and on the Board of Trustees of the Seaman’s Church Institute.  Mr. Tavlarios is also a director of Aegean Marine Petroleum Network, Inc., a company listed on the New York Stock Exchange.

Continuing Director Information

The following table sets forth information regarding our directors whose terms continue after the 2009 Annual Meeting.  The terms for directors in Class II expire at the 2010 Annual Meeting, and the terms for directors in Class III expire at the 2011 Annual Meeting.

Name	Age	Class	Position
Peter C. Georgiopoulos	48	II	Chairman and Director
William J. Crabtree	65	II	Director
Dr. E. Grant Gibbons	56	II	Director
Rex W. Harrington	75	III	Director
George J. Konomos	70	III	Director

Class II Directors – Terms Expiring at the 2010 Annual Meeting

Peter C. Georgiopoulos is our founder and has served as Chairman and a director of the Company since December 2008.  He previously served in those same positions for General Maritime Subsidiary Corporation or its predecessors from its inception in 1997 until December 2008. From 1997 to 2008, he served as CEO of General Maritime Subsidiary or its predecessors, and he served as its President from 2003, following its internal reorganization, until 2008, as well.  From 1991 to 1997, Mr. Georgiopoulos was the principal of Maritime Equity Management, a ship-owning and investment company which he founded in 1991.  From 1990 to 1991, he was affiliated with Mallory Jones Lynch & Associates, an oil tanker brokerage firm.  From 1987 to 1990, Mr. Georgiopoulos was an investment banker at Drexel Burnham Lambert.  Prior to entering the investment banking business, he had extensive experience in the sale, purchase and chartering of vessels while working for shipowners in New York and Piraeus, Greece.  Mr. Georgiopoulos is a member of the American Bureau of Shipping.  Mr. Georgiopoulos is also Chairman and a director of Genco Shipping & Trading Limited, a company listed on the New York Stock Exchange, and Aegean Marine Petroleum Network, Inc., a company listed on the New York Stock Exchange.

William J. Crabtree has served as a director of the Company since December 2008.  He previously served as a director of General Maritime Subsidiary from May 2001 until December 2008.  From 1972 to 1996, Mr. Crabtree served in various capacities from Marine Counsel to Chairman of Universe Tankships (Delaware), Inc., a company owned by the D.K. Ludwig Organization, which was predecessor to Universe Tankships (Delaware) LLC.  Mr. Crabtree served as counsel for the Commonwealth Oil Refining Company from 1971 to 1972.  From 1968 to 1970, Mr. Crabtree was an associate at the law firm of Kirlin, Campbell and Keating.  Mr. Crabtree is a member of the Maritime Law Association of the United States and the American Bureau of Shipping.

Dr. E. Grant Gibbons has served as a director of the Company since December 2008.  Dr. Gibbons has been a member of the Bermuda Parliament since 1994. From 1995 to 1998, Dr. Gibbons served as the Bermuda Minister of Finance and served as the opposition Shadow Minister of Finance from 1999 to 2006.  Dr. Gibbons was the Parliamentary Leader of the opposition United Bermuda Party from 2001 to 2006.  Dr. Gibbons currently serves as a director of Edmund Gibbons Limited, a Bermuda-domiciled, diversified, privately-held business, and as Deputy Chairman, Colonial Group International, Ltd., a privately-held insurance company operating in Bermuda and throughout the Caribbean. Dr. Gibbons also currently serves as a director of Syncora Holdings Limited, a publicly-listed holding company, whose operating subsidiaries provide financial guaranty insurance, reinsurance and other credit enhancement products internationally.  Dr. Gibbons is a resident of Bermuda and a citizen of Bermuda (British Overseas Territory).  The Board and Nominating and Corporate Governance Committee considered Dr. Gibbons as a director nominee in 2008 in accordance with the Arlington Merger Agreement.

Class III Directors – Terms Expiring at the 2011 Annual Meeting

Rex W. Harrington has served as a director of the Company since December 2008.  He previously served as a director of General Maritime Subsidiary from May 2001 until December 2008.  Mr. Harrington served as shipping advisor to the Royal Bank of Scotland plc from his retirement in 1998 until 2001.  Mr. Harrington served as Director of Shipping of the Royal Bank of Scotland plc from 1990 to 1998, Assistant General Manager, Shipping from 1980 to 1990 and Senior Manager, Shipping from 1973 to 1980.  From 1969 to 1973 Mr. Harrington served as an executive of Baring Brothers & Co., Ltd., an international merchant banking firm, and from 1957 to 1969 served in various capacities in the Bank of England.  Mr. Harrington currently serves as a director of Navios Maritime Holdings Inc., a company listed on the New York Stock Exchange, and is a senior consultant to the Bank of America on shipping.  He is a member of the General Committee of Lloyd’s Register, the Steering Committee of the London Shipping Law Centre, the London Advisory Panel of InterCargo and the Baltic Exchange.  Mr. Harrington is a deputy chairman of the International Maritime Industries Forum.  He was a director of Dampskibsselspaket TORM, a company listed on the NASDAQ National Market and the Copenhagen Stock Exchange from 2003 to 2006, a director of Clarksons (International Shipbrokers) from 1995 to 1998, and a director of Lloyd’s Register from 1994 to 1999.  Mr. Harrington has a Masters degree from the University of Oxford and he is a British citizen resident in the United Kingdom.

George J. Konomos has served as director of the Company since December 2008.  He previously served as a director of General Maritime Subsidiary from July 2008 until December 2008.  Mr. Konomos is a Senior Advisor with Latigo Partners L.P., an alternative asset manager, which he joined in October 2005.  Mr. Konomos was previously the Co-Portfolio Manager at Mellon-HBV Rediscovered Opportunities Fund from 2000 to 2005.  Mr. Konomos’ experience prior to joining Mellon-HBV includes eleven years as an Investment Manager at Baker Nye Investments, service as a senior advisor to the World Bank on privatizations and financial restructurings of state-owned companies and a 14-year career in investment banking at Lehman Brothers and Samuel Montague & Co.  He has a B.S. in economics from the University of Arizona, an M.A. in economics from American University, and a J.D. from George Washington University Law School.  Mr. Konomos is also a director of Aegean Marine Petroleum Network, Inc., a company listed on the New York Stock Exchange.  Mr. Konomos was known to members of the Nominating Committee since September 2004, prior to which he was introduced to the Chairman of the Nominating Committee by the Chairman of the Board.

Corporate Governance

Governance Guidelines.  All of the Company’s corporate governance materials, including the Corporate Governance Guidelines adopted by the Board of Directors (the “Board”), which includes the criteria used in determining director independence and qualifications for directors, and current copies of its Board committee charters, are published on the Corporate Governance section of the Company’s website at www.generalmaritimecorp.com.  These materials are also available in print to any shareholder upon request.  The Board regularly reviews corporate governance developments and modifies its Governance Guidelines and committee charters as warranted.  Any modifications are reflected on the Company’s website.

Copies of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee Charters are attached hereto as Appendices A, B, and C, respectively.

Director Independence.  It is the Board’s objective that a majority of the Board consist of independent directors.  For a director to be considered independent, the Board must determine that the director does not have any material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).  The Board follows the criteria set forth in Section 303A of the New York Stock Exchange (“NYSE”) Listed Company Manual to determine director independence.  The Company’s independence criteria are set forth in Section II of its Governance Guidelines.  In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making an independence determination.

All members of the Audit, Compensation and Nominating and Corporate Governance Committees must be independent directors as defined by the Company’s Governance Guidelines.  Members of the Audit Committee must also satisfy a separate Securities and Exchange Commission independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than their director compensation.

The independent directors of the Company are William J. Crabtree, Dr. E. Grant Gibbons, Rex W. Harrington, George J. Konomos and Peter S. Shaerf.  The Board of Directors has determined that each of the members of the Audit, Compensation and Nominating and Corporate Governance Committees, respectively, is independent as defined in Section 303A of the NYSE Listed Company Manual.  In determining that Mr. Konomos is independent, the Board considered that Mr. Konomos is a director of Aegean Marine Petroleum Network, Inc. (“Aegean”), which supplied bunkers to our vessels aggregating $1.32 million to the Company.  The Board did not believe that these transactions would impair Mr. Konomos’ ability to act independently of management.  See “Certain Relationships and Related Transactions.”

Code of Ethics.  All directors, officers, employees and agents of the Company must act ethically at all times and in accordance with the policies set forth in the Company’s Code of Ethics.  Under the Company’s Code of Ethics, the Board will only grant waivers for a director or an executive officer in limited circumstances and where circumstances would support a waiver.  Such waivers may only be made by the Audit Committee.

The Company’s Code of Ethics is available on the Company’s website at www.generalmaritimecorp.com and is available in print to any shareholder upon request.

Communicating Concerns to Directors.  Shareholders and other interested parties desiring to communicate directly with the Board, with the non-management directors individually or as a group, or with any individual director may do so in writing addressed to the intended recipient(s), c/o John C. Georgiopoulos, Secretary, General Maritime Corporation, 299 Park Avenue, 2nd Floor, New York, New York 10171.  Once the communication is received by the Secretary, the Secretary reviews the communication.  Communications that comprise advertisements, solicitations for business, requests for employment, requests for contributions or other inappropriate material will not be forwarded to the Board or our directors.  Other communications are promptly forwarded to the addressee.

Board Meetings and Committees

Our current Board of Directors was appointed in connection with the Arlington Combination on December 16, 2008, and all of our Board committees were also formed on that date.  Our Board of Directors held no meetings between that date and December 31, 2008.  The Board of General Maritime Subsidiary, our predecessor corporation, held seven meetings during the period from January 1, 2008 through the consummation of the Arlington combination on December 16, 2008.  A quorum of directors was present, either in person or telephonically, for all such meetings.  Actions were also taken during the year by the unanimous written consent of the directors.  During 2008, all directors attended at least 75% of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which they served.  All directors then in office attended the 2008 Annual Meeting of Shareholders on May 14, 2008.

Since its formation on December 16, 2008, the Company’s Audit Committee has been comprised of William J. Crabtree, Rex W. Harrington and George J. Konomos, all of whom qualify as independent under the listing requirements of the NYSE and are financially literate.  George J. Konomos is a financial expert as defined under Item 407(d)(5)(ii) of Regulation S-K.  Through its written charter, effective as of December 16, 2008, the Audit Committee has been delegated the responsibility of reviewing with the independent auditors the plans and results of the audit engagement, reviewing the adequacy, scope and results of the internal accounting controls and procedures, reviewing the degree of independence of the auditors, reviewing the auditor’s fees and recommending the engagement of the auditors to the full Board.  The Audit Committee of the Company held no meetings during the period from December 16, 2008 through December 31, 2008.  The Audit Committee of General Maritime Subsidiary held four meetings during the period from January 1, 2008 through December 16, 2008, each of which was attended by all then-current committee members.

Since its formation on December 16, 2008, the Company’s Compensation Committee has been comprised of William J. Crabtree, George J. Konomos and Peter S. Shaerf.  Through its written charter, as amended and restated on December 16, 2008, the Compensation Committee administers the Company’s stock incentive plan and other corporate benefits programs.  The Compensation Committee also considers from time to time matters of compensation philosophy and competitive status, and reviews, approves, or recommends executive officer bonuses and equity grants and other compensation.  The Company’s Compensation Committee held one meeting during the period from December 16, 2008 through December 31, 2008, which was attended by all then-current committee members.  The Compensation Committee of General Maritime Subsidiary held nine meetings during the period from January 1, 2008 through December 16, 2008, each of which was attended by all then-current committee members, with the exception of one joint meeting of the Compensation Committee and Nominating and Corporate Governance Committee, for which John O. Hatab, a former director and member of the Compensation Committee at that time, was absent.

Since its formation on December 16, 2008, the Company’s Nominating and Corporate Governance Committee has been comprised of William J. Crabtree, Rex W. Harrington and Peter S. Shaerf.  Through its written charter, as amended and restated effective as of December 16, 2008, the Nominating and Corporate Governance Committee assists the Board in identifying qualified individuals to become Board members, in determining the composition of the Board and its committees, in monitoring a process to assess Board effectiveness and in developing and implementing the Company’s Corporate Governance Guidelines.  The Committee is tasked with leading the search for individuals qualified to become members of the Board and selecting director nominees to be presented for shareholder approval at the annual meeting.  The Committee has the authority to retain any search firm engaged to assist in identifying director candidates, and to retain outside counsel and any other advisors as the Committee may deem appropriate in its sole discretion.  The Committee seeks individuals as director nominees who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who will be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the shareholders.  The Committee will consider shareholder recommendations of director candidates on the same basis, which should be sent to the attention of the corporate secretary at the Company’s headquarters.  The Company’s Nominating and Corporate Governance Committee held no meetings during the period from December 16, 2008 through December 31, 2008.  The Nominating and Corporate Governance Committee of General Maritime Subsidiary held five meetings during the period from January 1, 2008 through December 16, 2008, each of which was attended by all then-current committee members, with the exception of one joint meeting of the Compensation Committee and Nominating and Corporate Governance Committee, for which John O. Hatab, a former director and member of the Nominating and Corporate Governance Committee, was absent.

Executive Sessions

To assure free and open discussion and communication among the non-management directors, the non-management directors will seek to meet at least annually and may meet as the non-management directors deem appropriate.  The presiding director at any executive session with the non-management directors will be selected by a majority of the non-management directors present at the meeting.  During fiscal year 2008, from December 16, 2008 through December 31, 2008 there were no executive sessions.  During the period from January 1, 2008 through December 16, 2008, there was one executive session of the non-management directors of General Maritime Subsidiary.

MANAGEMENT

Executive Officers and Other Key Personnel

The following tables set forth certain information with respect to the executive officers (other than Peter C. Georgiopoulos and John P. Tavlarios, for whom information is set forth above under the headings “Continuing Director Information” and “Nominee Information”, respectively):

Executive Officers

Name	Age	Position
Jeffrey D. Pribor	51	Executive Vice President and Chief Financial Officer
John C. Georgiopoulos	45	Executive Vice President, Treasurer and Secretary
Peter S. Bell	50	Manager and Commercial Director of General Maritime Management LLC
Milton H. Gonzales, Jr.	55	Manager and Technical Director of General Maritime Management LLC

Jeffrey D. Pribor has served as our Chief Financial Officer and Executive Vice President since December 2008.  Prior to that, he served as Chief Financial Officer of General Maritime Subsidiary Corporation from September 2004 until December 2008. He also served as an Executive Vice President of General Maritime Subsidiary Corporation from 2005 until December 2008 and as a Vice President from 2004 to 2005.  Mr. Pribor has over 20 years of banking, capital markets, shipping and legal experience.  From 2002 to 2004, Mr. Pribor served as Managing Director and President of DnB NOR Markets Inc., the US investment banking division of DnB NOR ASA, where he was responsible for mergers and acquisitions, strategic advisory services and US capital market activities for the bank’s shipping, offshore, logistics and energy clients.  From 2000 to 2002, Mr. Pribor was Managing Director, Investment Banking at ABN AMRO Inc., where he was responsible for all commercial and investment banking activities for shipping and other transportation companies in North America.  Prior to that, Mr. Pribor was Managing Director and Sector Head of Transportation and Logistics Investment Banking for ING Barings.  He also worked for over 10 years in the Mergers and Acquisitions group at Merrill Lynch and as an Associate attorney in the corporate and banking law practice of Milbank, Tweed, Hadley and McCloy.  Mr. Pribor earned his B.A. in Economics and Political Science from Yale University. He also earned his JD and MBA from Columbia University.  Mr. Pribor is currently a director of Global Ship Lease, Inc.

John C. Georgiopoulos has served as an Executive Vice President, Treasurer and Secretary of the Company since December 2008.  From its inception in 1997 to 2000 and from 2003 to 2004, Mr. Georgiopoulos served as Chief Financial Officer of General Maritime Subsidiary Corporation or its predecessors.  Mr. Georgiopoulos served as Chief Administrative Officer and Treasurer of General Maritime Subsidiary Corporation or its predecessors from July 2000 until December 2008.  He also served as an Executive Vice President of General Maritime Subsidiary Corporation from 2005 until December 2008 and as a Vice President from 2000 to 2005.  From 1994 to 1997, he was involved in his family’s private real estate and investment management business.  From 1991 to 1994, Mr. Georgiopoulos was an officer of Atlantic Bank of New York. From 1987 to 1991, he was a Vice President of Atlas Management, a shipping and real estate company in New York.

Peter S. Bell has served as Manager and Commercial Director of General Maritime Management LLC since February 2009.  Prior to that, he served as Senior Vice President – Head of Commercial at General Maritime Management LLC from August 2005 through February 2009.  From April 2002 to May 2005, Mr. Bell served as Managing Director at Teekay Shipping (Singapore) Pte. Ltd. where he was responsible for commercial activities including the chartering of crude and products tankers in the Singapore region.  In this role, Mr. Bell also had overall responsibility for Business Development, Marine Operations and Agency, and Technical Support in the Singapore region.  Prior to this, Mr. Bell was the Director of Business Development at Teekay Shipping Canada Limited from March 1998 to April 2002.  In this role, Mr. Bell was responsible for identifying, investigating and developing strategies for entry into new business areas.  Prior to that, Mr. Bell was a Project Broker with MJLF & Associates from September 1996 to March 1998.  He also served as Vice President of Chartering at Maritime Overseas Corporation (Overseas Shipholding Group) for over seventeen years.

Milton H. Gonzales, Jr. has served as Manager and Technical Director of General Maritime Management LLC since February 2009.  Prior to that, he served as Senior Vice President – Technical Operations of General Maritime Management LLC from August 2005 through February 2009, and as Vice President – Technical Operations from 2004 to 2005.  From 2000 to 2004, Mr. Gonzales was Vice President – Marine Technical Operations of Cunard Line Limited Cruise Company.  Prior to that, Mr. Gonzales worked at Sea-Land Service for fourteen years.  Mr. Gonzales is a member of the American Bureau of Shipping, Lloyd’s Register North American Advisory Committee and the Marshall Islands’ Registry Quality Council.

Peter C. Georgiopoulos and John C. Georgiopoulos are brothers.  There are no other family relationships among our executive officers and directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Prior to the consummation of the Arlington combination, the compensation committee of General Maritime Subsidiary acted in accordance with its existing compensation programs to determine cash compensation and equity grants for the five executives who are identified in the Summary Compensation Table on page 17 (to whom we refer as our named executives).  The committee also considered and approved employment arrangements and other matters related to the Arlington combination.

Upon the consummation of the Arlington combination, our Board formed a Compensation Committee of the Board to oversee executive compensation matters.  The Compensation Committee is responsible for establishing and administering the overall compensation policies determining cash compensation of the Company’s senior management.  The Committee determines or recommends equity grants to the Company’s senior management and other key employees under the Company’s 2001 Stock Incentive Plan (which the Company assumed from General Maritime Subsidiary in connection with the Arlington combination).

Executive Transition Plan

Prior to the commencement of discussions regarding the Arlington combination, the compensation committee of General Maritime Subsidiary initiated a review of alternatives which might allow the Company to lower costs upon a future change of control, particularly those relating to employment arrangements with Peter Georgiopoulos.  In connection with the Arlington combination, decreasing the Company’s compensation expenses and change of control costs was viewed by Arlington as an important factor in evaluating the transaction.

The committee considered methods by which these objectives might be achieved and alternatives available to the Company, including terminating Mr. Georgiopoulos’ employment or continuing to employ Mr. Georgiopoulos under his employment arrangements in effect prior to the consummation of the Arlington combination.  The committee viewed Mr. Georgiopoulos’ performance as excellent and of great importance to the Company.  It was their sense that any new arrangements with Mr. Georgiopoulos should provide for his continued significant involvement with the Company.

The committee recognized that the Arlington combination would not be a change in control but deemed it important to lower ongoing administrative costs and potential future change of control costs.  The committee recognized that certain payment obligations of the Company arose from the “evergreen” nature of Mr. Georgiopoulos’ employment agreement.  Therefore, the committee held conversations and negotiated with Mr. Georgiopoulos regarding potential arrangements in developing an executive transition plan.

As part of their consideration, the committee weighed the costs to the Company of potential severance and excise tax gross-up amounts payable to Mr. Georgiopoulos if his employment were to be terminated against lump-sum amounts proposed to be paid to him in connection with the executive transition plan.  The committee noted that, in connection with the executive transition plan, the Company would no longer be obligated to continue to pay Mr. Georgiopoulos’ annual salary and there would be a potential substantial reduction in other ongoing general and administrative costs associated with the proposed change in Mr. Georgiopoulos’ role with the Company.  The committee also weighed these costs against the costs to the Company of funding the payment of such lump-sum amounts, which the committee assumed would be made through additional borrowings by the Company, from the standpoint of the Company’s earnings before interest, taxes, depreciation and amortization, “free cash flow” and earnings per share taking into account the Arlington combination.  The committee considered that a proposed $8 million lump sum payment would be offered to Mr. Georgiopoulos in lieu of a cash bonus for 2008.

On the basis of these factors, the committee approved the executive transition plan and presented it to the board of General Maritime Subsidiary.  The executive transition plan was subsequently approved by the board of General Maritime Subsidiary and the Board of the Company and became effective upon the consummation of the Arlington combination.

In connection with the executive transition plan, on October 24, 2008, we and General Maritime Subsidiary entered into a letter agreement with Peter C. Georgiopoulos which became effective on December 16, 2008. Pursuant to the letter agreement:

•	Mr. Georgiopoulos will serve as Chairman for three years, if elected.

•	Mr. Georgiopoulos’ “evergreen” employment arrangement, as well as all of our obligations to pay salary or severance, have been terminated.

•
Our obligations to reimburse Mr. Georgiopoulos on a “grossed-up” basis for any excise tax in connection with a change of control have been terminated.  In the event any payment or benefit (including restricted stock) from us or our subsidiaries or affiliates would cause Mr. Georgiopoulos to owe excise tax under Section 280G of the U.S. Internal Revenue Code, such payments and benefits will be reduced such that they do not exceed the greater of (i) the maximum amount that would be payable to Mr. Georgiopoulos without the imposition of any excise tax with respect to such payments and benefits and (ii) the amount that yields Mr. Georgiopoulos the greatest after-tax amount of such payments or benefits after taking into account any excise tax imposed on him, whether due to such payments or benefits or otherwise.

•	Mr. Georgiopoulos repaid an outstanding loan of $485,467 from General Maritime Subsidiary.

•	We agreed to pay Mr. Georgiopoulos $22 million as consideration for terminating the employment and severance arrangements and $8 million in lieu of a bonus for 2008.

•
Mr. Georgiopoulos’ registration rights agreement with General Maritime Subsidiary was terminated in connection with completion of the Arlington combination, and we have agreed to enter into a new registration rights agreement with him.

•
As Chairman, Mr. Georgiopoulos will receive our standard director retainer payment and an additional $30,000 per year as a Chairman’s fee.  He will be eligible for additional payments (whether cash, stock awards, option grants, or otherwise) at the discretion of the Committee and our Board.

•
Mr. Georgiopoulos will receive healthcare coverage from us and we have reimbursed Mr. Georgiopoulos for legal fees in the amount of $19,134 incurred by Mr. Georgiopoulos in connection with negotiating and drafting the letter agreement, as well as for the antitrust filing fee in the amount of $45,000 payable by him in connection with the Arlington combination.

Compensation Philosophy

The objectives of the Company’s executive compensation programs are to reward our executives for and encourage achievement of the Company’s annual and longer-term performance objectives; attract and retain executives to enable the Company to compete effectively; and align our executives’ interests with those of the Company’s shareholders.

Compensation for senior executives is generally determined or recommended by the Committee in its discretion.  The Committee prefers this approach because it allows flexibility in awards based on the Committee’s assessment of each executive’s performance.  In light of the cyclical nature of the shipping industry and the volatile and unpredictable markets in which the Company operates, the Company does not establish targets for executive pay, and compensation levels generally are not determined through a benchmarking process.

Compensation Objectives

Performance.  Three of our named executives have served as part of our management team since prior to the initial public offering of our predecessor, General Maritime Subsidiary, in 2001.  The other two joined General Maritime Subsidiary in 2004 and 2005.  The amount of compensation for each named executive is based on the Committee’s assessment of factors including his level of responsibility and management experience, the Company’s performance and the named executive’s individual performance.

Recruitment and Retention.  To attract and retain a highly-skilled work force, we believe that the compensation of our executives should reflect the value of each named executive’s job in the marketplace.  We attempt to retain our executives by using continued service as a determinant of total pay opportunity.  In this connection, we have provided for extended vesting terms of our equity grants to our executives.  We also attempt to retain our executives through periodic increases in compensation with respect to executive officer salary and bonus levels.

Alignment of Interests.  We seek to align the interests of the named executives with those of our investors by evaluating executive performance on the basis of financial measurements which we believe are relevant measurements of long-term shareholder value.  In 2008, these included:

•	earnings before interest, taxes, depreciation and amortization;

•	earnings per share;

•	cumulative annual growth rate; and

•	dividend yield.

The Committee believes that use of equity incentive compensation aligns the interests of the named executives with shareholders as:

•	equity incentive compensation links a significant portion of compensation to shareholder value because the total value of those awards corresponds to stock price appreciation and dividend rate; and

•	the establishment of substantial stock-based investment risks for the named executives emphasizes for them the importance of shareholder return and encourages a focus on long-term results.

Implementing Our Objectives

Determining Compensation.  The Committee primarily bases its compensation decisions for named executives on its assessment of each named executive’s performance in his area of responsibility and contributions to improving shareholder value.  In order to provide proper incentives to each executive and appropriately reward performance, the Committee assesses the proper balance of short-and long-term compensation as well as the form of such compensation, such as cash or equity grants.  Specific factors affecting compensation decisions for the named executives include:

•	key financial measurements;

•	strategic objectives such as acquisitions, dispositions or joint ventures;

•	the Company’s ability to acquire and dispose of vessels on favorable terms; and

•	achieving operational goals for the Company or particular area of responsibility for the named executive such as operations, chartering or finance.

The Committee also considers the performance of companies that the Committee regards as competitors or peers of the Company, including Aries Maritime Transport Ltd., Arlington Tankers Ltd., DHT Maritime, Inc., Frontline Ltd., Knightsbridge Tankers Ltd., Nordic American Tanker Shipping Ltd., Omega Navigation Enterprises, Inc., Overseas Shipholding Group, Inc., Ship Finance International Ltd., Teekay Corporation, Top Ships, Inc. and Tsakos Energy Navigation Ltd.

The Committee consults with our Chairman and other senior executives regarding their views on compensation of those who report to them directly or indirectly.  It also consults with our Chairman regarding his performance and compensation.

Review of Executive Compensation.  In evaluating compensation for the named executive officers other than our Chairman, the Compensation Committee reviews tally sheets that include the following information:

•	Salary and cash bonus compensation for prior years since 2001 (which was the year in which General Maritime Subsidiary’s limited public offering occurred);

•	Restricted stock granted in prior years since 2001;

•	Vested and unvested shares of restricted stock held; and

•	The value of benefits and perquisites.

The Committee analyzes the historical compensation information in the tally sheets, including prior awards of restricted stock, to determine total compensation and the proper balance of compensation types to provide appropriate incentives for performance.

For our Chairman, the Committee considers Mr. Georgiopoulos’ annual director compensation for his service on the Board, his annual Chairman’s fee as well as the value of benefits and perquisites provided to Mr. Georgiopoulos.

Role of Compensation Consultant.  For 2008, the Compensation Committee retained Steven Hall & Partners, a compensation consultant, to review the Company’s non-employee directors’ compensation program for competitiveness in regards to levels and methods of compensation and to advise on current trends and issues in non-employee directors’ compensation.  The Compensation Committee also retained Steven Hall & Partners for assistance in matters including evaluating compensation and performance data for peer companies prepared by the Company’s staff at the direction of the Committee; advising the Committee on current trends in compensation, methods of evaluation and different compensation mechanisms; and responding to other issues raised by the Committee.  The Compensation Committee did not solicit recommendations from this or any other consultant as to the form or amounts of compensation to be awarded to the Company’s executive officers.

The Compensation Committee retained Steven Hall & Partners to advise the Committee in its analysis of and negotiations with Mr. Georgiopoulos regarding the Company’s executive transition plan and the termination of Mr. Georgiopoulos’ employment arrangements in connection with the Arlington combination.  Steven Hall & Partners also prepared estimates of potential severance payments to Peter C. Georgiopoulos upon a termination without cause or if he resigned for good reason and potential excise tax gross-up payments to Mr. Georgiopoulos following a change of control of General Maritime Subsidiary in connection with due diligence for the Arlington combination.

Elements Used to Achieve Compensation Objectives

Annual cash compensation

Base salary.  Base salaries and salary increases for our named executives other than our Chairman depend on each named executive’s:

•	performance;

•	the scope and importance of the functions performed by each named executive or for which each named executive is responsible;

•	the period over which they have performed those responsibilities;

•	initiative, managerial ability and overall contribution to the achievement of the Company’s financial goals; and

•	internal equity considerations.

Base salaries for such named executive are reviewed annually but are not automatically increased if the Committee believes that other elements of compensation are more appropriate in light of our stated objectives.

Cash incentive bonus.  The Company awards a significant portion of annual compensation to its named executives in the form of cash bonuses.  These are used to reward executives who contribute to the Company’s performance.  Cash bonuses are generally made at the end of the fiscal year and paid during January of the following year.  The Committee considers the amounts of these awards and recommends them to the Board for approval.  At the end of our fiscal year, our Chairman reviews with the Committee the Company’s financial results, the state of our operations and our strategic accomplishments during the year.  In determining each named executive’s bonus, the Committee also takes into account each named executive’s individual performance and contribution to the performance of the Company.

We expect that cash compensation for our Chairman other than for his service as a director will be determined based on his involvement in successful strategic and transactional work for us.

The salaries paid and the annual bonuses awarded to the named executives in 2008 are discussed below and shown in the Summary Compensation Table on page 17.

Equity awards

The Company’s equity incentive compensation program is designed to recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future performance, align the interests of the executive with our shareholders and retain the executives through the term of the awards.  We consider the grant size and form of award when making award decisions.  The Company does not have any specific policy on the timing of award grants but has generally made one grant per year at the end of the calendar year.  The amount of equity incentive compensation granted in 2008 was based upon the overall strategic, operational and financial performance of the Company and reflects the named executives’ expected contributions to the Company’s future success.

We expect that equity awards for our Chairman other than for his service as a director will be determined based on his involvement in successful strategic and transactional work for us.

Our equity compensation strategies are utilized in conjunction with our cash compensation strategies to offer compensation that is contingent in significant part on performance.

Restricted Stock Awards.  Each of the named executives other than our Chairman received grants of restricted stock awards in 2008.  Restrictions on the shares of restricted stock granted to such named executives as equity incentive compensation with respect to 2008 will lapse ratably in 20% increments on the first five anniversaries of November 15, 2008.  The restrictions applicable to the shares granted to these named executives will also lapse in full upon a change of control.  In addition, to the extent that such restrictions were scheduled to have lapsed during the one-year period following the executive’s termination of employment due to death or disability, they will lapse immediately prior to any such termination.

During the restricted period, unless otherwise determined by the Committee, each restricted stock grant entitles the named executive to receive payments from the Company of any dividends declared and paid by the Company on its common stock.  As the executives share commensurately with other shareholders in receiving dividends, they likewise share in the recognition of the current income generation and future change in stock price.  However, if any such restricted shares do not vest, the holders of the non-vesting shares must repay any dividends that were paid to them on the non-vesting shares unless the Board or the Compensation Committee determines otherwise with respect to dividends paid on shares of restricted stock granted on or after December 21, 2005.

In determining the amounts of restricted stock awards to named executives, the Committee took into account that the Company does not have any defined benefit retirement or similar program.  These amounts were slightly higher than equity incentive awards granted by the Company in respect of 2007, reflecting the Committee’s assessment of the factors discussed in greater detail in the “Compensation for the Named Executives in 2008” section below.  The number of shares of restricted stock granted to our named executives in 2008 and the value of those awards determined in accordance with FASB SFAS No. 123R, Share-Based Payment (“FAS 123R”), are shown in the Grants of Plan-Based Awards Table on page 19.

Other elements

Benefits.  We provide our named executives with other benefits, reflected in the All Other Compensation column in the Summary Compensation Table on page 17, that we believe are reasonable, competitive and consistent with the Company’s overall executive compensation program.  Our named executives other than our Chairman are also eligible under the same plans as all other U.S. employees for medical, dental, vision, and disability insurance and are eligible for paid time off and paid holidays.  These benefits are intended to be competitive with benefits offered in our industry.  We believe that these benefits generally allow our executives to work more efficiently.  The costs of these benefits constitute only a small percentage of each named executive’s total compensation.

We provide healthcare coverage for our Chairman. Through December 16, 2008,we also provided our Chairman with a car allowance of approximately $2,500 per month.  We purchase club memberships for Messrs. Tavlarios and Pribor and pay premiums on life insurance and long-term disability insurance for Messrs. Tavlarios and Pribor.

In addition, during 2008 our named executives, other than Peter Bell, were permitted use of the Company’s aircraft for personal travel on a limited basis, subject to approval from our Chairman.  The chartering fee required to be paid by the named executive was the greater of (i) the incremental cost to the Company of the use of the aircraft and (ii) the applicable Standard Industry Fare Level for the flight under Internal Revenue Service regulations, in each case as determined by the Company.  The amount of use of the aircraft for these purposes was monitored from time to time by the Board or one of its committees.  We terminated our lease of the aircraft in February 2009.

Severance Benefits

Employment Agreements.  We have entered into employment agreements with all of our named executives other than Peter C. Georgiopoulos and Peter S. Bell.  The terms in each employment agreement that relate to potential payments upon termination of each employment agreement for named executives that have an employment agreement are described under the heading “Potential Payments upon Termination or Change-in-Control” on page 21.  Such provisions were included in the employment agreements as a way to encourage retention of such executives in the event of an actual or rumored change in control.  In addition, such provisions are intended to align executive and shareholder interests by enabling executives to consider corporate transactions that are in the best interests of shareholders and other constituents of the Company without undue concern over whether the transactions may jeopardize the executive’s own employment.

Change of Control Severance Program.  On December 16, 2008, the Board adopted the General Maritime Corporation Change of Control Severance Program for U.S. Employees.  The terms of the Program are substantially identical to the program in effect at General Maritime Subsidiary prior to the consummation of the Arlington combination.  Regular, full-time shore-based employees based in an office in the United States are eligible to participate in the Severance Program.  The possibility of a change of control of the Company at any time may result in the inability of the Company to recruit qualified employees or the loss or distraction of qualified employees to the detriment of the Company and its shareholders.  The Board adopted the Program in order to avoid such recruiting inability, loss and distraction.  In addition, the Board adopted the Program because it believed that it would be in the best interests of the Company and its shareholders to fairly treat its employees whose employment terminates in connection with or following a change of control.  As we have not entered an employment agreement with Mr. Bell, the terms of this Program would apply to any severance payable to Mr. Bell following a change of control of the Company.  The terms of this Program are described further under the heading “Potential Payments upon Termination or Change-in-Control” on page 21.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation to certain employees in excess of $1 million.  Because the Company believes that it currently qualifies for the exemption pursuant to Section 883 of the Internal Revenue Code of 1986, as amended, pursuant to which it is not subject to United States federal income tax on its shipping income (which comprised substantially all of its gross revenue in 2007), it has not sought to structure its compensation arrangements to qualify for exemption under Section 162(m) and is able to utilize discretionary retroactive bonuses as part of its executive compensation notwithstanding potential limitations on the deductibility of such payments for U.S income tax purposes.

Compensation for the Named Executives in 2008

Arlington Combination.  In determining the compensation for 2008, the Committee recognized the key roles that our named executives played in facilitating and consummating the Arlington combination.  The Committee also considered the importance of utilizing compensation strategies to retain our named executives following the Arlington combination.

Strength of Company Performance.  The specific compensation decisions made for each of the named executives for 2008 also reflect the strong performance of the Company against key financial and operational measurements.  A more detailed analysis of our financial and operational performance is contained in the Management’s Discussion & Analysis section of our 2008 Annual Report on Form 10-K filed with the SEC.

In determining the compensation of our named executive officers, we took into account the contributions of each named executive officer to the performance of the Company as a whole in establishing his compensation.  The Compensation Committee viewed 2008 as a successful year for the Company punctuated by a number of achievements by our executives, including the following:

•	The Company’s positive operating results.

•	The maintenance of sound finance, audit and compliance functions throughout an extremely challenging market environment during the second half of 2008.

•	The Company’s achievement of a significant total shareholder return and return on equity for the year ended December 31, 2008.

•	The Company’s significant dividend yield and continued declaration and payment of quarterly dividends.

•	The Company’s acquisition of $16.4 million of its common stock during the year ended December 31, 2008 under its share repurchase program.

•	The amendments of the Company’s bank credit facility as well as the Arlington bank credit facility in connection with the Arlington combination.

•	The Company’s acquisition of two modern Aframax vessels in addition to the eight vessels acquired in connection with the Arlington combination.

•	The Company’s chartering performance including new charters for three vessels (excluding the vessels acquired in connection with the Arlington combination).

•	The Company’s improved utilization rate.

•	The quality of the Company’s fleet operations.

•	The decrease of the average age of the Company’s fleet.

Peter C. Georgiopoulos.  Mr. Peter Georgiopoulos’ 2008 compensation reflects his function as key architect and decision maker for the Arlington combination and his unique role as the publicly recognized leader of the Company and a prominent figure in the shipping industry.  The Company relies significantly on Mr. Georgiopoulos for his contributions in determining its strategic direction and as a key participant in its relationships with investors and lenders.

As part of the Company’s executive transition plan described in greater detail in the “Executive Transition Plan” section above, the Company agreed to pay Mr. Georgiopoulos $22 million as consideration for terminating his employment and severance arrangements and $8 million in lieu of a bonus for 2008, to be paid in July 2009 and January 2009, respectively.

Mr. Georgiopoulos’ annual base salary for 2008 was $700,000 for the period through December 16, 2008 during which he was an employee.

We believe that our Chairman’s compensation is consistent with the Company’s objective to reward, align, motivate and encourage Mr. Georgiopoulos to continue leading the Company successfully.

John P. Tavlarios.  Upon the consummation of the Arlington combination, Mr. Tavlarios assumed his new position as our President.  The Committee recommended Mr. Tavlarios’ 2008 compensation based on his new responsibilities as well as his previous responsibilities as President of the Company’s management subsidiary overseeing chartering, technical management, and the development and deployment of the fleet.  The Committee also recognized Mr. Tavlarios’ contribution to the Company’s relationships with investors regarding matters relating to the operations of the Company.

For 2006, 2007 and 2008, Mr. Tavlarios’ annual base salary was $600,000.  His annual base salary was increased to $650,000 for 2009.  The annual cash bonus in 2008 for Mr. Tavlarios increased to $1.4 million compared to $1.3 million in 2007, or 7.7%.  In terms of equity incentive compensation, Mr. Tavlarios received 80,400 shares of restricted stock.

Jeffrey D. Pribor.  Mr. Pribor’s 2008 compensation reflects his efforts in negotiating and consummating the Arlington combination as well as his responsibility for and oversight of the Company’s accounting and financial functions.  He also contributed to the management of the Company’s relationships with investors and lenders.

For 2006, 2007 and 2008, Mr. Pribor’s annual base salary was $400,000.  His annual base salary was increased to $450,000 for 2009.  The annual cash bonus in 2008 for Mr. Pribor increased to $900,000 compared to $750,000 in 2007, or 20.0%.  In terms of equity incentive compensation, Mr. Pribor received 53,600 shares of restricted stock.

John C. Georgiopoulos.  The Committee considered Mr. John Georgiopoulos’ 2008 compensation in light of his management of the Company’s administrative and financial platforms.

For 2006, 2007 and 2008, Mr. Georgiopoulos’ annual base salary was $325,000.  His annual base salary was increased to $350,000 for 2009.  The annual cash bonus in 2008 for Mr. Georgiopoulos increased to $600,000 compared to $550,000 in 2007, or 9.1%. In terms of equity incentive compensation, Mr. John Georgiopoulos received 26,800 shares of restricted stock.

Peter S. Bell.  Mr. Bell’s 2008 compensation reflects his responsibility for the Company’s commercial department.

Effective January 1, 2007, Mr. Bell’s annual base salary was increased from $310,000 to $350,000.  His annual base salary was not increased for 2008 or 2009.  The annual cash bonus in 2008 for Mr. Bell was $550,000, which was the same as his annual cash bonus for 2007.  In terms of equity incentive compensation, Mr. Bell received 26,800 shares of restricted stock.

We believe that the compensation for each of these named executives is consistent with the Company’s compensation objectives.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between any of General Maritime’s executive officers or members of General Maritime’s Board or Compensation Committee and any other company’s executive officers, board of directors or compensation committee.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed the Compensation Discussion and Analysis with management.  Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2009 proxy statement.

THE COMPENSATION COMMITTEE:

Peter S. Shaerf (Chair)
William J. Crabtree
George J. Konomos

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	All Other Compensation ($) (i)	Total ($) (j)
Peter C. Georgiopoulos	2008	$700,000	-	$5,064,829	$30,096,248	$35,861,077
Chairman and	2007	$700,000	-	$4,507,089	$23,150	$5,230,239
Director	2006	$700,000	-	$4,052,248	$19,188	$4,771,436

John P. Tavlarios	2008	$600,000	$1,400,000	$1,460,747	$12,181	$3,472,928
President and	2007	$600,000	$1,300,000	$1,491,215	$12,391	$3,403,606
Director	2006	$600,000	$1,200,000	$1,654,614	$11,756	$3,466,370

Jeffrey D. Pribor	2008	$400,000	$900,000	$688,344	$13,018	$2,001,362
Executive Vice President and	2007	$400,000	$750,000	$585,083	-	$1,735,083
Chief Financial Officer	2006	$400,000	$700,000	$448,637	$12,137	$1,560,774

John C. Georgiopoulos	2008	$325,000	$600,000	$400,816	-	$1,325,816
Executive Vice President,	2007	$325,000	$550,000	$395,520	-	$1,270,520
Treasurer and Secretary	2006	$325,000	$500,000	$407,962	-	$1,232,962

Peter S. Bell	2008	$350,000	$550,000	$328,750	-	$1,228,750
Manager and Head of Commercial	2007	$350,000	$550,000	$265,630	-	$1,165,630
Department of	2006	$310,000	$500,000	$183,619	-	$993,619
General Maritime
Management LLC

Column (c):  Salary

Peter C. Georgiopoulos’ annual base salary for 2008 was $700,000 for the period of January 1, 2008 through December 16, 2008 during which he was an employee.

Column (e):  Stock Awards

The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2006, December 31, 2007 and December 31, 2008, in accordance with FAS 123R, of awards pursuant to the Company’s 2001 Stock Incentive Plan and includes amounts from awards granted both in and prior to 2006, 2007 and 2008.  Details regarding the calculation of these amounts are included in Notes 1 and 17 to the Company’s audited financial statements for the fiscal years ended December 31, 2006, December 31, 2007 and December 31, 2008 included in the Company’s Annual Reports on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007, February 29, 2008 and March 2, 2009.  The actual amount realized by the named executive will likely vary based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting.  Additional information regarding stock awards is provided in the Grants of Plan-Based Awards table below.

Column (i):  All Other Compensation

As part of the Company’s executive transition plan described in greater detail in the “Executive Transition Plan” section above, the Company agreed to pay Peter C. Georgiopoulos $22 million as consideration for terminating his employment and severance arrangements and $8 million in lieu of a bonus for 2008, to be paid in July 2009 and January 2009, respectively.  In addition, certain fees and expenses in the amount of $64,134 were paid by the Company in 2008 for his expenses relating to the preparation of the Letter Agreement and a Hart-Scott-Rodino Filing by Mr. Georgiopoulos in connection with the Arlington combination.

The amounts shown in this column also reflect the aggregate incremental cost of providing personal benefits to the named executives.  Personal benefits include personal use of the Company’s aircraft (for which there is no incremental cost for the named executives), a monthly automobile allowance, insurance premiums and annual club membership fees.

Pursuant to the Company’s revised aircraft use policy, guests had been approved for travel for non-business reasons on the Company’s aircraft when it was otherwise being used for business purposes, provided that the presence of such guests did not interfere with flight schedules or on-board discussions of business passengers.  The Company did not believe that the presence of guests on the Company aircraft while being used for business purposes created any measurable incremental cost to the Company and as such, it is not treated as compensation for purposes of the Summary Compensation Table.

Also pursuant to the Company’s revised aircraft use policy, Peter Georgiopoulos chartered the Company’s aircraft for use on non-business flights in 2006, 2007 and 2008.  Additionally, John Tavlarios chartered the Company’s aircraft for use on non-business flights in 2006.  As these executives paid the required chartering fees under the Company’s policy, which are equal to or greater than the incremental cost of the travel, such aircraft use does not constitute a perquisite and is not included in the compensation disclosed above.  See “Certain Relationships and Related Transactions — Charter of Company Aircraft for Non-Business Flights” for further details.  We terminated our lease of the aircraft in February 2009.

Pursuant to the Company’s then-existing employment agreement with Peter C. Georgiopoulos, the Company made payments of between $2,410 and $2,519 per month in 2008 through December 16, 2008 for Mr. Georgiopoulos’ automobile and related costs as well as a nonrefundable automobile deposit in the amount of $5,427, totaling $32,114 for 2008; payments of between $1,179 and $2,031 per month in 2007, totaling $23,150 for 2007, and payments of $1,599 per month in 2006, totaling $19,188 in 2006.

Messrs. Tavlarios and Pribor each have an employment agreement with us, under which we have agreed to obtain Company-paid life insurance and long-term disability insurance for these executives which the Company reasonably determines is appropriate at a cost per executive of no more than $10,000 per annum.  In 2008, the Company paid $6,768 for disability insurance for Mr. Tavlarios and $10,000 for life and disability insurance for Mr. Pribor.  In 2007, the Company paid $6,768 for disability insurance for Mr. Tavlarios.  The Company did not pay for life or disability insurance for Mr. Pribor in 2007.  In 2006, the Company paid $6,768 for disability insurance for Mr. Tavlarios and $10,000 for life and disability insurance for Mr. Pribor.

The Company paid annual club membership fees of $5,413 and $3,018 for Messrs. Tavlarios and Pribor, respectively, in 2008.  The Company paid annual club membership fees of $5,623 for Mr. Tavlarios in 2007.  The Company did not pay annual club membership fees for Mr. Pribor in 2007.  In 2006, the Company paid annual club membership fees of $4,988 and $2,137 for Messrs. Tavlarios and Pribor, respectively.

Grants of Plan-Based Awards in 2008

Name (a)	Grant Date (b)	All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	Grant Date Fair Value of Stock Awards ($) (l)
Peter C. Georgiopoulos	-	-	-
John P. Tavlarios	12/23/08	80,400	$790,332
Jeffrey D. Pribor	12/23/08	53,600	$526,888
John C. Georgiopoulos	12/23/08	26,800	$263,444
Peter S. Bell	12/23/08	26,800	$263,444

Column (i):  All Other Stock Awards: Number of Shares of Stock or Units

On December 23, 2008, the Company made grants of restricted common stock in the amount of 80,400 shares to John P. Tavlarios, 53,600 shares to Jeffrey D. Pribor, 26,800 shares to John C. Georgiopoulos and 26,800 shares to Peter S. Bell as bonus compensation earned for 2008.  These shares of restricted common stock will vest in five equal installments commencing on November 15, 2009 and on each of the four anniversaries thereafter.

Recipients of restricted share grants will receive dividends thereon at the same rate as is paid to other holders of common stock but must repay dividends on any shares that are forfeited under the terms of such recipient’s grant agreement unless the Board of Directors waives the repayment requirement as to dividends on such shares.

Executive Employment Agreements

We have employment agreements with our executive officers which are described below.

Our agreements with Messrs. Tavlarios, Pribor and John Georgiopoulos are each for a term from December 16, 2008 (the effective date of the Arlington combination) through December 31, 2009 and provide for automatic renewal for additional one year terms, unless the executive or we terminate the agreement on 120 days’ notice.  Pursuant to the terms of their agreements, the Board determined their base salaries for 2008 to be $600,000 per annum for Mr. Tavlarios, $400,000 per annum for Mr. Pribor and $325,000 per annum for Mr. John Georgiopoulos.  Their agreements also provide for discretionary bonuses, as determined by the Board or an appropriate committee based upon actual performance as measured by the Board or committee.  Under these agreements, we expect to obtain Company-paid life insurance and long-term disability insurance for these executives which the Company reasonably determines is appropriate at a cost per executive of no more than $10,000 per annum, or, to the extent we do not obtain such coverage, to reimburse him for the cost of obtaining such coverage, up to $10,000 per annum.

Each of the executive officer employment agreements provide for certain payments and benefits upon termination of employment.  For details, please see “Potential Payments upon Termination or Change-in-Control – Executive Employment Agreements” below.

Under these agreements, each executive has agreed to protect our confidential information during the term of his employment and for three years thereafter and not to solicit our employees for other employment during the term of his employment and for two years after termination.  Each executive has also agreed not to engage in certain defined competitive activities described in his agreements during the term of his employment and for two years after the termination of his employment with us.  The provisions regarding competitive activities will not apply following a change of control or in the event of termination of the executive by us without cause or by the executive with good reason.  For purposes of these agreements, change of control is defined generally as the acquisition of more than 50% of the voting power of the Company (or of more than 30% of the voting power of the Company within a twelve month period) by any person or group other than Peter C. Georgiopoulos and his affiliates; the sale of all or substantially all of our assets in one or more related transactions within a 12-month period; any merger or similar transaction in which holders of our voting stock do not hold at least 50% of the voting stock of the surviving entity, or a majority of the members of our Board of Directors becoming comprised during a 12-month period of individuals who are not incumbent directors, as defined in the relevant agreements.

We do not have an employment agreement with Peter C. Georgiopoulos.  However, on October 24, 2008, we and General Maritime Subsidiary entered into a letter agreement with him which contains certain compensatory provisions.  The letter agreement is described in more detail in the section “Executive Compensation – Compensation Discussion and Analysis – Executive Transition Plan” on page 9 of this proxy statement.

Outstanding Equity Awards at 2008 Fiscal Year-End

	Stock Awards
Name (a)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)
Peter C. Georgiopoulos	2,301,996	$24,861,557
John P. Tavlarios	376,203	$4,062,992
Jeffrey D. Pribor	122,520	$1,323,216
John C. Georgiopoulos	65,814	$710,791
Peter S. Bell	60,454	$652,903

Column (g): Number of Shares or Units of Stock That Have Not Vested

Peter C. Georgiopoulos:  Includes the unvested portions of:  670,000 restricted shares of our common stock granted on November 26, 2002, which will vest on November 26, 2009; 201,000 restricted shares of our common stock granted on February 9, 2005, which will vest on November 16, 2014; 469,000 restricted shares of our common stock granted on April 6, 2005, which will vest on December 31, 2014; 335,000 restricted shares of common stock granted on December 21, 2005, which will vest on November 15, 2015; 201,000 restricted shares of our common stock granted on December 18, 2006, which will vest on November 15, 2016; 104,396 restricted shares of our common stock granted on April 2, 2007, which will vest on November 15, 2016; and 321,600 restricted shares of our common stock granted on December 21, 2007, which will vest on November 15, 2017.  The foregoing grants are subject to accelerated vesting under certain circumstances set forth in the relevant grant agreement.

John P. Tavlarios:  Represents the unvested portions of:  167,500 restricted shares of our common stock granted on November 26, 2002, which will vest on November 26, 2009; 67,000 restricted shares of our common stock granted on February 9, 2005, which will vest in five equal installments commencing on November 16, 2005 and on each of the four anniversaries thereafter; 67,000 restricted shares of our common stock granted on December 21, 2005, which will vest in five equal installments commencing on November 15, 2006 and on each of the four anniversaries thereafter; 42,000 restricted shares of our common stock granted on December 18, 2006, which will vest in five equal installments commencing on November 15, 2007 and on each of the four anniversaries thereafter; 20,878 restricted shares of our common stock granted on April 2, 2007, which will vest in five equal installments commencing on November 15, 2007 and on each of the four anniversaries thereafter; 64,320 restricted shares of our common stock granted on December 21, 2007, which will vest in five equal installments commencing on November 15, 2008 and on each of the four anniversaries thereafter; and 80,400 restricted shares of our common stock granted on December 23, 2008, which will vest in five equal installments commencing on November 15, 2009 and on each of the four anniversaries thereafter.  The foregoing grants are subject to accelerated vesting under certain circumstances set forth in the relevant grant agreement.

Jeffrey D. Pribor:  Includes the unvested portions of: 13,400 restricted shares of our common stock granted on February 9, 2005, which will vest in five equal installments commencing on November 16, 2005 and on each of the four anniversaries thereafter; 24,120 restricted shares of our common stock granted on December 21, 2005, which will vest in five equal installments commencing on November 15, 2006 and on each of the four anniversaries thereafter; 26,800 restricted shares of our common stock granted on December 18, 2006, which will vest in five equal installments commencing on November 15, 2007 and on each of the four anniversaries thereafter; 13,919 restricted shares of our common stock granted on April 2, 2007, which will vest in five equal installments commencing on November 15, 2007 and on each of the four anniversaries thereafter; 40,200 restricted shares of our common stock granted on December 21, 2007, which will vest in five equal installments commencing on November 15, 2008 and on each of the four anniversaries thereafter; and 53,600 restricted shares of our common stock granted on December 23, 2008, which will vest in five equal installments commencing on November 15, 2009 and on each of the four anniversaries thereafter.  The foregoing grants are subject to accelerated vesting under certain circumstances set forth in the grant agreement.

John C. Georgiopoulos:  Includes the unvested portions of: 13,400 restricted shares of our common stock granted on February 9, 2005, which will vest in five equal installments commencing on November 16, 2005 and on each of the four anniversaries thereafter; 20,100 restricted shares of our common stock granted on December 21, 2005, which will vest in five equal installments commencing on November 15, 2006 and on each of the four anniversaries thereafter; 13,400 restricted shares of our common stock granted on December 18, 2006, which will vest in five equal installments commencing on November 15, 2007 and on each of the four anniversaries thereafter; 6,959 restricted shares of our common stock granted on April 2, 2007, which will vest in five equal installments commencing on November 15, 2007 and on each of the four anniversaries thereafter; 20,100 restricted shares of our common stock granted on December 21, 2007, which will vest in five equal installments commencing on November 15, 2008 and on each of the four anniversaries thereafter; and 26,800 restricted shares of our common stock granted on December 23, 2008, which will vest in five equal installments commencing on November 15, 2009 and on each of the four anniversaries thereafter.  The foregoing grants are subject to accelerated vesting under certain circumstances set forth in the relevant grant agreement.

Peter S. Bell:  Includes the unvested portions of: 13,400 restricted shares of our common stock granted on December 21, 2005, which will vest in five equal installments commencing on November 15, 2006 and on each of the four anniversaries thereafter; 13,400 restricted shares of our common stock granted on December 18, 2006, which will vest in five equal installments commencing on November 15, 2007 and on each of the four anniversaries thereafter; 6,959 restricted shares of our common stock granted on April 2, 2007, which will vest in five equal installments commencing on November 15, 2007 and on each of the four anniversaries thereafter; 20,100 restricted shares of our common stock granted on December 21, 2007, which will vest in five equal installments commencing on November 15, 2008 and on each of the four anniversaries thereafter; and 26,800 restricted shares of our common stock granted on December 23, 2008, which will vest in five equal installments commencing on November 15, 2009 and on each of the four anniversaries thereafter. The foregoing grants are subject to accelerated vesting under certain circumstances set forth in the grant agreement.

Column (h): Market Value of Shares or Units of Stock That Have Not Vested

The amounts shown in column (h) reflect the market value of unvested stock awards based on the closing price of the Company’s common stock on December 31, 2008, which was $10.80.

Option Exercises and Stock Vested in 2008

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Peter C. Georgiopoulos	-	-	-	-
John P. Tavlarios	-	-	51,879	$545,248
Jeffrey D. Pribor	-	-	23,687	$248,950
John C. Georgiopoulos	-	-	14,792	$155,464
Peter S. Bell	-	-	10,772	$113,214

Column (e): Value Realized on Vesting

For John P. Tavlarios, 38,479 shares vested on November 15, 2008 and 13,400 shares vested on November 16, 2008, each upon a lapse of restriction on the restricted stock and with a market price of $10.51 on November 17, 2008.  For Jeffrey D. Pribor, 21,007 shares vested on November 15, 2008 and 2,680 shares vested on November 16, 2008, each upon a lapse of restriction on the restricted stock and with a market price of $10.51 on November 17, 2008.  For John C. Georgiopoulos, 12,112 shares vested on November 15, 2008 and 2,680 shares vested on November 16, 2008, each upon a lapse of restriction on the restricted stock and with a market price of $10.51 on November 17, 2008.  For Peter S. Bell, 10,770 shares vested on November 15, 2008, with a market price of $10.51 on November 17, 2008, upon the lapse of restrictions on the restricted stock.

Potential Payments upon Termination or Change-in-Control

Executive Employment Agreements

Each of the executive officer employment agreements with Messrs. Tavlarios, Pribor and John Georgiopoulos provide that upon termination (including termination by reason of non-renewal) by us without cause or by the executive for good reason, in each case as defined in the relevant agreement, the executive will be entitled to salary and a pro rata bonus through the date of termination plus a lump sum payment equal to base salary at the date of termination and average annual incentive award over the preceding three years or any shorter period that the executive was employed by us times a payment factor of two.  In these circumstances, the executives are also entitled to medical, dental and certain other insurance coverage substantially identical to those in place prior to termination for a benefit period of two years.  For these executives, we have defined annual incentive award as the value of cash bonus (including any amounts deferred) and, in the event of a termination by the executive for good reason or by us without cause within two years after a change of control, the value on the date of grant of any restricted shares or options granted.  For purposes of these agreements, change of control is defined generally as the acquisition of more than 50% of the voting power of the Company (or of more than 30% of the voting power of the Company within a twelve-month period) by any person or group other than Peter C. Georgiopoulos and his affiliates; the sale of all or substantially all of our assets in one or more related transactions within a 12-month period; any merger or similar transaction in which holders of our voting stock do not hold at least 50% of the voting stock of the surviving entity, or a majority of the members of our Board of Directors becoming comprised during a 12-month period of individuals who are not incumbent directors, as defined in the relevant agreements.

In the event that a payment to the executive under his agreement or otherwise after a change of control (but not a payment pursuant to a currently outstanding option grant) causes the executive to owe excise tax under Section 280G of the Internal Revenue Code, we have agreed to fund the amount of this tax on a fully “grossed-up” basis, intended to ensure that after payment of the excise tax and any related taxes and penalties, the executive retains the full amount of the payment that gave rise to the excise tax liability.

In the event of termination of an executive’s employment due to the executive’s death or disability, we have agreed to pay the executive, or his estate, a pro rata bonus and base salary for the year of termination and one year’s salary and to provide medical coverage for him (in the case of disability) and his eligible dependents for a period of one year.

For purposes of these agreements, change of control is defined generally as the acquisition of more than 50% of the voting power of the Company (or of more than 30% of the voting power of the Company within a twelve-month period) by any person or group other than Peter C. Georgiopoulos and his affiliates; the sale of all or substantially all of our assets related in one or more transactions within a 12-month period; any merger or similar transaction in which holders of our voting stock do not hold at least 50% of the voting stock of the surviving entity or a majority of the members of our Board of Directors becoming comprised during a 12-month period of individuals who are not incumbent directors, as defined in the relevant agreements.

The tables below set forth the payments and other benefits that would be provided to each of the five named executives upon termination of their employment by us without cause or by the executive for good reason under the following sets of circumstances as described more fully above:  change of control, no change of control, and death or disability.  In each set of circumstances, we have assumed a termination as of the end of the day on December 31, 2008 and used the closing price of our common stock on that date of $10.80 per share for purposes of the calculations for the tables below:

Executive Severance Payments

Name	Cash Severance Payments Upon Termination by Executive for Good Reason or by Company Without Cause (No Change of Control)	Cash Severance Payments Upon Termination by Executive for Good Reason or by Company Without Cause Following Change of Control (1)	Estimated Present Value of Continued Benefits Following Termination by Executive for Good Reason or by Company Without Cause (No Change of Control) (2)		Cash Severance Payments upon Death or Disability	Estimated Present Value of Continued Benefits Following Death or Disability
Peter C. Georgiopoulos	-	-	-		-	-
John P. Tavlarios	$4,903,379	$16,214,341	$55,481	(3)	$600,000	$25,806	(4)
Jeffrey D. Pribor	$2,901,918	$9,163,189	$55,481	(3)	$400,000	$25,806	(4)
John C. Georgiopoulos	$2,201,416	$6,476,527	$55,481	(3)	$325,000	$25,806	(4)
Peter S. Bell	-	$1,800,000	-		-	-

(1) Includes funding of excise tax under Section 280G of the Internal Revenue Code on a fully “grossed-up” basis on severance payments made and on the value of restricted stock subject to accelerated vesting.  See “Potential Payments upon Termination or Change-in-Control – Executive Employment Agreements” above and “– Accelerated Vesting of Restricted Stock upon Change of Control or Termination” below.

(2) Assumes a discount rate of 6% per annum and annual cost increases of 10% for health insurance, 5% for dental insurance, and 2% for vision care, short-term disability, and long-term disability benefits.

(3) The named executives and their dependents are entitled to medical, dental and certain other insurance coverage substantially identical to the coverage in place prior to termination for a benefit period of two years.  If, within two years following a change of control (as defined in the relevant agreement), we terminate the named executive’s employment without cause or the named executive terminates his employment with good reason, the benefit period is extended to three years, and the estimated net present value of continued benefits would be $84,379 for each such named executive.

(4) The named executives and their dependents are entitled to medical, dental and insurance coverage substantially identical to the coverage in place prior to termination for a benefit period of twelve months.  The amounts presented assume circumstances which would provide the maximum benefit (i.e., disability of the executive and continued coverage for all current dependents).

Under their employment agreements or, in the case of Peter C. Georgiopoulos, his letter agreement, each named executive has agreed not to engage in certain defined competitive activities described in his agreement during the term of his employment and for two years after the termination of his employment with us.  The provisions regarding competitive activities will not apply following a change of control or in the event of termination of the executive by us without cause or by the named executive with good reason.

Change of Control Severance Program

On December 16, 2008, the Board adopted the General Maritime Corporation Change of Control Severance Program for U.S. Employees.  Regular, full-time shore-based employees based in an office in the United States are eligible to participate in the Severance Program.  It generally provides that if a participant’s employment with us is terminated other than for cause, death or disability or if the participant resigns for “good reason” during a one-or two-year period (depending on the level of participation of the employee) following a change of control, the participant will be entitled to receive, subject to the participant’s execution and non-revocation of a release, a lump sum separation benefit equal to one or two times (depending on the level of participation of the employee) the participant’s then current base salary and annual bonus.

Under the Severance Program, Peter S. Bell will generally be entitled to receive two times his base salary and annual bonus upon the occurrence of a qualifying termination within a two-year period following a change of control.  The price of our common stock does not affect the amount of the separation benefit payable to Mr. Bell.  Assuming a qualifying termination of Mr. Bell’s employment as of the end of the day on December 31, 2008 following a change of control, Mr. Bell would be entitled to receive a severance benefit in the amount of $1,800,000.

Accelerated Vesting of Restricted Stock upon Change of Control or Termination

Under the terms of the restricted stock grant agreements between the Company and its named executives, all shares of restricted stock vest in full automatically upon the occurrence of a Change of Control (as defined under our 2001 Stock Incentive Plan) and, under certain agreements executed by Messrs. Peter Georgiopoulos and Tavlarios, upon their death or disability (each as defined under our 2001 Stock Incentive Plan).  Under certain other grant agreements executed by Messrs. Peter Georgiopoulos and Tavlarios, restrictions on their stock will also lapse on a monthly straight-line basis if the named executive is dismissed without cause or resigns for good reason.  Under the grant agreement that Mr. Georgiopoulos executed in connection with his employment agreement in 2005, restrictions on his stock will lapse on a monthly straight-line basis upon his death or disability and will lapse in full if he is dismissed without cause or resigns for good reason.  For restricted stock grants made to Messrs. Tavlarios, Pribor, John Georgiopoulos, or Bell in 2006 and 2007, to the extent that restrictions on such shares were scheduled to have lapsed during the one-year period following the executive’s termination of employment due to death or disability, they will lapse immediately prior to any such termination.

The table below sets forth the value of accelerated vesting of securities upon termination under the following sets of circumstances:  change of control, no change of control, and death or disability.  In each set of circumstances, we have assumed a termination or change of control as of the end of the day on December 31, 2008 and used the closing price of our common stock on that date of $10.80 per share for purposes of the calculations for the tables below.

Value of Accelerating Vesting Upon Termination

Name	Termination by Executive for Good Reason or by Company Without Cause Without Change of Control	Change of Control	Termination on Account of Death or Disability
Peter C. Georgiopoulos	$19,183,015	$24,861,565	$21,780,235
John P. Tavlarios	$1,572,107	$4,062,994	$2,525,827
Jeffrey D. Pribor	-	$1,323,207	$465,333
John C. Georgiopoulos	-	$710,804	$232,652
Peter S. Bell	-	$652,892	$232,652

The following table summarizes compensation earned by our non-employee directors for the year ended December 31, 2008:

Non-Employee Director Compensation

Name (a)	Fees Earned or Paid in Cash (b)	Stock Awards ($) (c)	All Other Compensation ($) (g)	Total ($) (h)
William J. Crabtree	$90,000	$94,216	-	$184,216
Dr. E. Grant Gibbons	$35,000	$1,772	-	$36,772
Rex W. Harrington	$65,000	$94,216	-	$159,216
George J. Konomos	$80,000	$2,412	-	$82,412
Peter S. Shaerf	$70,000	$94,216	-	$164,216

Column (a): Name

This table includes all non-employee directors who served as directors in 2008.  Compensation for Peter C. Georgiopoulos and John P. Tavlarios is disclosed in the Summary Compensation Table.  Messrs. Georgiopoulos and Tavlarios do not earn any additional compensation for their service as directors.

Column (b): Fees Earned or Paid in Cash

For the fiscal year 2008, each of the Company’s non-employee directors received an annual fee of $35,000.  In addition, non-employee directors received a fee of $25,000 for an audit committee assignment, $20,000 for a compensation committee assignment and $10,000 for a nominating and corporate governance committee assignment.  In addition, each chair of the audit committee and the compensation committee receives an annual fee of $5,000, although Mr. Konomos did not receive such a fee in 2008 as chair of the audit committee.

Column (c): Stock Awards

The amounts in column (c) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123R, of awards pursuant to the Company’s 2001 Stock Incentive Plan and includes amounts from awards granted both in and prior to 2008.  Details regarding the calculation of these amounts are included in Notes 1 and 16 to the Company’s audited financial statements for the fiscal year ended December 31, 2008 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2009.  On May 14, 2008, Messrs. Crabtree, Harrington and Shaerf were granted 4,355 shares of restricted common stock.  Based on the closing price of the Company’s common stock of $20.90 on the NYSE on May 14, 2008, the value on that date of the restricted common shares awarded to each such non-employee director was $91,033.  On December 16, 2008, Mr. Konomos was granted 4,355 shares of restricted common stock and Dr. Gibbons was granted 3,200 shares of restricted common stock.  Based on the closing price of the Company’s common stock of $11.24 on the NYSE on December 16, 2008, the value on that date of the restricted common shares awarded to Mr. Konomos and Dr. Gibbons was $48,950 and $35,968, respectively.  The actual amount realized by each director will likely vary based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting.

Column (g): All Other Compensation

For fiscal year 2009, each of our non-employee directors will receive an annual fee of $35,000 and a fee of $25,000 for an audit committee assignment, $20,000 for a compensation committee assignment and $10,000 for a nominating and corporate governance committee assignment.  In addition, each chair of the audit committee and compensation committee will receive an annual fee of $5,000.  We also expect to make annual restricted stock grants to non-employee directors in an amount that has not yet been determined for 2009.  We do not pay director fees to employee directors.  We reimburse our directors for all reasonable expenses incurred by them in connection with serving on our board of directors.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of the end of fiscal year 2008 with respect to shares that may be issued under the Company’s existing equity compensation plan:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plan (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	6,700	$15.35	1,240,922
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	6,700	$15.35	1,240,922

REPORT OF THE AUDIT COMMITTEE

The role of the Audit Committee is to assist the Board in its oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company and the independence and performance of the Company’s auditors.  The Board, in its business judgment, has determined that all members of the Committee are “independent,” as provided under the applicable listing standards of the New York Stock Exchange.  The Committee operates pursuant to a Charter that was adopted by the Board as of December 16, 2008.  As set forth in the Charter, the Committee’s job is one of oversight. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements.  Management is also responsible for maintaining appropriate accounting and financial reporting principles and practices and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  The independent auditors are responsible for auditing the annual financial statements, expressing an opinion based on their audit as to the statements’ conformity with generally accepted accounting principles, monitoring the effectiveness of the Company’s internal controls, reviewing the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q and discussing with the Committee any issues they believe should be raised with the Committee.

The Committee met with the Company’s independent auditors to review and discuss the overall scope and plans for the audit of the Company’s consolidated financial statements for the year ended December 31, 2008.  The Committee has considered and discussed with management and the independent auditors (both alone and with management present) the audited financial statements as well as the independent auditors’ evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.  Management represented to the Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and the Committee reviewed and discussed the financial statements with management.

The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect.  Finally, the Committee has received written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect.  The Committee has considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining the auditor’s independence and has discussed with the auditors the auditors’ independence.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the field of auditing or accounting, including in respect of auditor independence.  Members of the Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors.  Accordingly, the Audit Committee’s activities do not provide an independent basis to determine that management has maintained appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

Based upon the Committee’s receipt and review of the various materials and assurances described above and its discussions with management and independent auditors, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board:

George J. Konomos (Chair)
William J. Crabtree
Rex W. Harrington

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of General Maritime’s voting common stock as of March 16, 2009 of:

•	each person, group or entity known to General Maritime to beneficially own more than 5% of our stock;

•	each of our directors;

•	each of our Named Executive Officers; and

•	all of our directors and Named Executive Officers as a group.

As of March 16, 2009, a total of 57,850,528 shares of common stock were outstanding and entitled to vote at the Annual Meeting.  Each share of common stock is entitled to one vote on matters on which common shareholders are eligible to vote.  The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities.  Under the rules of the Securities and Exchange Commission, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of that security, or “investment power,” which includes the power to dispose of or to direct the disposition of that security.  A person is also deemed to be a beneficial owner of any securities as to which that person has a right to acquire beneficial ownership presently or within 60 days.  Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed to be the beneficial owner of securities as to which that person has no economic interest.

Ownership of Common Stock (as of March 16, 2009)

Name and Address of Beneficial Owner (1)	Amount of Common Stock Beneficially Owned		Percentage of Common Stock Outstanding (2)
Peter C. Georgiopoulos	5,340,839	(3)	9.2%
John P. Tavlarios	508,504	(4)	*
Jeffrey D. Pribor	173,377	(5)	*
John C. Georgiopoulos	207,288	(6)	*
Peter S. Bell	80,658	(7)	*
Milton H. Gonzales, Jr.	55,469	(8)	*
William J. Crabtree	21,138	(9)	*
E. Grant Gibbons	3,200	(10)	*
Rex W. Harrington	26,264	(9)	*
George J. Konomos	4,355	(11)	*
Peter S. Shaerf	26,264	(9)	*
FMR LLC (12)	4,825,492		8.3%
All Directors and Named Executive Officers as a group (11 persons)	6,447,356		11.1%

_____________________________
*	Less than 1% of the outstanding shares of common stock.

(1)	Unless otherwise indicated the business address of each beneficial owner identified is c/o General Maritime Corporation, 299 Park Avenue, Second Floor, New York, New York 10171.

(2)	Based on 57,850,528 shares outstanding as of March 16, 2009.

(3)
Includes 670,000 restricted shares of our common stock granted on November 26, 2002, which will vest on November 26, 2009; 201,000 restricted shares of our common stock granted on February 9, 2005, which will vest on November 16, 2014; 469,000 restricted shares of our common stock granted on April 6, 2005, which will vest on December 31, 2014; 335,000 restricted shares of common stock granted on December 21, 2005, which will vest on November 15, 2015; 201,000 restricted shares of our common stock granted on December 18, 2006, which will vest on November 15, 2016; 104,397 restricted shares of our common stock granted on April 2, 2007, which will vest on November 15, 2016; and 321,600 restricted shares of our common stock granted on December 21, 2007, which will vest on November 15, 2017.  The foregoing grants are subject to accelerated vesting under certain circumstances set forth in the relevant grant agreement.  All of Mr. Georgiopoulos’ shares of common stock other than his shares of unvested restricted stock are pledged as security for personal bank loans.

(4)
Includes 167,500 restricted shares of our common stock granted on November 26, 2002, which will vest on November 26, 2009; 67,000 restricted shares of our common stock granted on February 9, 2005, which will vest in equal installments on the first five anniversaries of November 16, 2004; 67,000 restricted shares of our common stock granted on December 21, 2005, which will vest in equal installments on the first five anniversaries of November 15, 2005; 40,200 restricted shares of our common stock granted on December 18, 2006, which will vest in equal installments on the first five anniversaries of November 15, 2006; 20,879 restricted shares of our common stock granted on April 2, 2007, which will vest in equal installments on the first five anniversaries of November 15, 2006; 64,320 restricted shares of our common stock granted on December 21, 2007, which will vest in equal installments on the first five anniversaries of November 15, 2007; and 80,400 restricted shares of our common stock granted on December 23, 2008, which will vest in equal installments on the first five anniversaries of November 15, 2008.  The foregoing grants are subject to accelerated vesting under certain circumstances set forth in the relevant grant agreement.

(5)
Includes 13,400 restricted shares of our common stock granted on February 9, 2005, which will vest in equal installments on the first five anniversaries of November 16, 2004; 24,120 restricted shares of our common stock granted on December 21, 2005, which will vest in equal installments on the first five anniversaries of November 15, 2005; 26,800 restricted shares of our common stock granted on December 18, 2006, which will vest in equal installments on the first five anniversaries of November 15, 2006; 13,919 restricted shares of our common stock granted on April 2, 2007, which will vest in equal installments on the first five anniversaries of November 15, 2006; 40,200 restricted shares of our common stock granted on December 21, 2007, which will vest in equal installments on the first five anniversaries of November 15, 2007; and 53,600 restricted shares of our common stock granted on December 23, 2008, which will vest in equal installments on each of the first five anniversaries of November 15, 2008.  The foregoing grants are subject to accelerated vesting under certain circumstances set forth in the grant agreement.

(6)
Includes 13,400 restricted shares of our common stock granted on February 9, 2005, which will vest in equal installments on each of the first five anniversaries of November 16, 2004; 20,100 restricted shares of our common stock granted on December 21, 2005, which will vest in equal installments on each of the first five anniversaries of November 15, 2005; and 13,400 restricted shares of our common stock granted on December 18, 2006, which will vest in equal installments on each of the first five anniversaries of November 15, 2006; 6,959 restricted shares of our common stock granted on April 2, 2007, which will vest in equal installments on the first five anniversaries of November 15, 2006; 20,100 restricted shares of our common stock granted on December 21, 2007, which will vest in equal installments on the first five anniversaries of November 15, 2007; and 26,800 restricted shares of our common stock granted on December 23, 2008, which will vest in equal installments on the first five anniversaries of November 15, 2008.  The foregoing grants are subject to accelerated vesting under certain circumstances set forth in the relevant grant agreement.

(7)
Includes 13,400 restricted shares of our common stock granted on December 21, 2005, which will vest in equal installments on the first five anniversaries of November 15, 2005; 13,400 restricted shares of our common stock granted on December 18, 2006, which will vest in equal installments on the first five anniversaries of November 15, 2006; 6,959 restricted shares of our common stock granted on April 2, 2007, which will vest in equal installments on the first five anniversaries of November 15, 2006; 20,100 restricted shares of our common stock granted on December 21, 2007, which will vest in equal installments on the first five anniversaries of November 15, 2007; and 26,800 restricted shares of our common stock granted on December 23, 2008, which will vest in equal installments on the first five anniversaries of November 15, 2008.  The foregoing grants are subject to accelerated vesting under certain circumstances set forth in the grant agreement.

(8)
Includes 6,700 restricted shares of our common stock granted on February 9, 2005, which will vest in equal installments on the first five anniversaries of November 16, 2005; 6,700 restricted shares of our common stock granted on December 21, 2005, which will vest in equal installments on the first four anniversaries of November 15, 2005; 10,050 restricted shares of our common stock granted on December 18, 2006, which will vest in equal installments on the first five anniversaries of November 15, 2006; 5,219 restricted shares of our common stock granted on April 2, 2007, which will vest in equal installments on the first four anniversaries of November 15, 2006; 10,720 restricted shares of our common stock granted on December 21, 2007, which will vest in equal installments on the first four anniversaries of November 15, 2007; and 16,080 restricted shares of our common stock granted on December 23, 2008, which will vest in equal installments on the first five anniversaries of November 15, 2008.

(9)
In accordance with SEC rules, this number includes 1,675 shares of our common stock that may be acquired pursuant to stock options that are or will become exercisable within 60 days.  Includes 4,355 restricted shares of our common stock granted on May 14, 2008, which will vest as of May 14, 2009 or the date of the Company’s 2009 Annual Meeting of Shareholders, whichever occurs first.

(10)
Includes 3,200 restricted shares of our common stock granted on December 23, 2008, which will vest as of May 14, 2009 or the date of the Company’s 2009 Annual Meeting of Shareholders, whichever occurs first.

(11)
Includes 4,355 restricted shares of our common stock granted on December 23, 2008, which will vest as of May 14, 2009 or the date of the Company’s 2009 Annual Meeting of Shareholders, whichever occurs first.  Excludes 1,179 shares owned by Mr. Konomos’ son, as to which Mr. Konomos disclaims beneficial ownership.

(12)
Each of Mr. Edward Johnson III’s and FMR LLC’s address is 82 Devonshire Street, Boston, Massachusetts 02109. Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 4,825,492 shares of General Maritime Corporation, as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.  Fidelity Management Trust Company, 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and a bank defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 22,200 shares of General Maritime Corporation, as a result of its serving as investment manager of various institutional accounts.  Fidelity International Limited, Pembroke Hall, 42 Crowlane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies (the “International Funds”) and certain institutional investors. Fidelity International Limited is the beneficial owner of 909,100 shares of the Company.  On June 30, 1980, the shares of Fidelity International Limited were distributed, as a dividend, to the shareholders of FMR LLC.  Fidelity International Limited operates as an entity independent of FMR LLC.  However, FMR LLC made a filing on a voluntary basis as if all the shares of FMR LLC and Fidelity International Limited are beneficially owned by FMR LLC.  Mr. Edward C. Johnson is the Chairman of FMR LLC. Family members of Mr. Johnson own approximately 49% of the voting power of FMR LLC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

In March 2008, our Board of Directors adopted a policy and procedures for review, approval and monitoring of transactions involving the Company and “related persons” (generally, directors and executive officers, director nominees, shareholders owning five percent or greater of the Company’s outstanding stock and immediate family members of the foregoing).  The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest) and will be applied to any such transactions proposed after its adoption.

Related person transactions must be approved by the Board or by a committee of the Board consisting solely of independent directors, who will approve the transaction only if they determine that it is in the best interests of the Company.  In considering the transaction, the Board or committee will consider all relevant factors, including as applicable (i) the related person’s interest in the transaction; (ii) the approximate dollar value of the amount involved in the transaction; (iii) the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss; (iv) the Company’s business rationale for entering into the transaction; (v) the alternatives to entering into a related person transaction; (vi) whether the transaction is on terms no less favorable to the Company than terms that could have been reached with an unrelated third party; (vii) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; (viii) the overall fairness of the transaction to the Company; and (ix) any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.  If a director is involved in the transaction, he or she will not cast a vote regarding the transaction.

Loans

During the fourth quarter of 2000, we lent $485,467 to Peter C. Georgiopoulos.  This loan does not bear interest and is due and payable on demand.  The full amount of this loan was outstanding as of December 31, 2008.  Mr. Georgiopoulos repaid this loan in full on February 27, 2009.

Transactions with Genco Shipping & Trading Limited

Genco Shipping & Trading Limited (“Genco”) is an owner and operator of dry bulk vessels. Peter C. Georgiopoulos is a director of Genco.  Genco incurred travel-related expenditures for use of the Company aircraft and other miscellaneous expenditures in 2008 totaling $337,044, of which nothing was outstanding as of December 31, 2008.  Additionally, Genco made one of its employees available to the Company to perform internal audit services for the Company in 2008.  The Company incurred $175,000 of expenses based on actual time spent by the Genco employee, of which $62,000 was outstanding as of December 31, 2008.

Transactions with Aegean Marine Petroleum Network, Inc.

During the year ended December 31, 2007, Aegean supplied bunkers to our vessels aggregating $1.32 million.  Approximately $16,000 of this balance was outstanding as of December 31, 2008.  During July 2006, an investment vehicle controlled by Peter C. Georgiopoulos and John Tavlarios, a member of our board of directors and one of our executive officers, made an investment in and purchased shares of Aegean from Aegean’s principal shareholder.  Peter Georgiopoulos is chairman of the board of Aegean and John Tavlarios and George J. Konomos, members of the Company’s board of directors, are also members of the board of directors of Aegean.

Charter of Company Aircraft for Non-Business Flights

Pursuant to the Company’s revised aircraft use policy, the following authorized executives were authorized, subject to approval from the Company’s Chairman, to charter the Company’s aircraft from an authorized third-party charterer for use on non-business flights: the Chief Executive Officer, the President of General Maritime Management LLC, the Chief Financial Officer and the Chief Administrative Officer.  The chartering fee to be paid by the authorized executive was the greater of: (i) the incremental cost to the Company of the use of the aircraft; and (ii) the applicable Standard Industry Fare Level for the flight under Internal Revenue Service regulations, in each case as determined by the Company. The amount of use of the aircraft for these purposes was monitored from time to time by the Board or one of its committees.  During the year ended December 31, 2008, Peter C. Georgiopoulos chartered the Company’s aircraft from the third-party charterer on six occasions and incurred charter fees totaling $206,937 payable directly to the third-party charterer.  We terminated our lease of the aircraft in February 2009.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board has selected the firm of Deloitte & Touche LLP as the Company’s independent auditors to audit the financial statements of General Maritime for the fiscal year ending December 31, 2009 and recommends that shareholders vote for ratification of this appointment.  The Company engaged Deloitte & Touche LLP (“Deloitte & Touche”) as its independent auditors for the year ended December 31, 2008. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.  The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.

If the shareholders fail to ratify the selection, the Audit Committee and the Board will reconsider its selection of auditors.  Even if the selection is ratified, the Board in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such change would be in the best interests of General Maritime and its shareholders.

The 2009 Audit Committee has determined that the provision of the services covered under the heading below is compatible with maintaining Deloitte & Touche’s independence for purposes of acting as General Maritime’s independent auditor.

Fees to Independent Auditors for Fiscal 2008 and 2007

The following table presents fees for professional services rendered by Deloitte & Touche for the audit of the Company’s annual financial statements for fiscal 2008 and fiscal 2007 and fees billed for audit-related services, tax services and all other services rendered by Deloitte & Touche for fiscal 2008 and fiscal 2007.

Type of Fees	2008	2007

Audit Fees	$698,450	$820,000
Audit-Related Fees	6,500	6,050
Tax Fees	3,155	7,650
All Other Fees	443,325	593,000
Total	$1,151,430	$1,427,300

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees that were billed to the Company by Deloitte & Touche for the audit of the Company’s annual financial statements included in the Form 10-K and review of financial statements included in the Form 10-Qs; for the audit of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; for the attestation of management’s report on the effectiveness of internal control over financial reporting; and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.  “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and internal control over financial reporting, including services in connection with assisting the company in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations; “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any services not included in the first three categories.

Representatives of Deloitte & Touche are expected to be present at the Annual Meeting and will be allowed to make a statement if they wish.  Additionally, they will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS GENERAL MARITIME’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

SHAREHOLDER PROPOSALS

Shareholder proposals to be presented at the 2010 Annual Meeting of Shareholders must be received by General Maritime at its offices in New York, New York, addressed to the Secretary, not later than November 27, 2009, if the proposal is submitted for inclusion in General Maritime’s proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, or not earlier than January 14, 2010 and not later than February 13, 2010, if the proposal is submitted pursuant to General Maritime’s By-Laws.  Such proposals must comply with General Maritime’s By-Laws and the requirements of Regulation 14A of the 1934 Act.

In addition, Rule 14a-4 of the 1934 Act governs General Maritime’s use of its discretionary proxy voting authority with respect to a shareholder proposal that is not addressed in the proxy statement.  With respect to General Maritime’s 2010 Annual Meeting of Shareholders, if General Maritime is not provided notice of a shareholder proposal on or after January 14, 2010, but not later than February 13, 2010, General Maritime will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

SECTION 16(a) BENEFICIAL
OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the 1934 Act and the rules thereunder, the Company’s executive officers and directors and persons who own more than 10% of a registered class of General Maritime’s equity securities are required to file with the Securities and Exchange Commission reports of their ownership of, and transactions in, the Company’s common stock. Based solely on a review of copies of such reports furnished to the Company, and written representations that no reports were required, the Company believes that during the fiscal year ended December 31, 2008 its executive officers and directors complied with the Section 16(a) requirements; except that one report, covering one transaction occurring prior to December 16, 2008 and relating to General Maritime Subsidiary, was filed late by Mr. Shaerf; and Messrs. Crabtree, Harrington and Shaerf amended on March 26, 2009 their Form 3s filed on December 17, 2008.

ANNUAL REPORT ON FORM 10-K

The Company will provide without charge a copy of its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2009 (without the exhibits attached thereto), as amended, to any person who was a holder of the Company’s common shares on the Record Date.  Requests for the Annual Report on Form 10-K should be made in writing, should state that the requesting person held the Company’s common shares on the Record Date and should be submitted to John C. Georgiopoulos, Executive Vice President, Chief Administrative Officer, Treasurer and Secretary of General Maritime Corporation, at 299 Park Avenue, Second Floor, New York, New York 10171.

CHARITABLE CONTRIBUTIONS

During fiscal years 2006, 2007 and 2008, the Company did not make any contributions in any single year, to any charitable organization in which an independent director served as an executive officer, which exceeded the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues.

OTHER MATTERS

At the date of this proxy statement, management was not aware that any matters not referred to in this proxy statement would be presented for action at the Annual Meeting.  If any other matters should come before the Annual Meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.

By Order of the Board of Directors

/s/ John C. Georgiopoulos
John C. Georgiopoulos
Executive Vice President, Treasurer & Secretary

New York, New York
March 27, 2009

GENERAL MARITIME CORPORATION 299 PARK AVENUE, SECOND FLOOR ATTN: JOHN GEORGIOPOULOS NEW YORK, NY 10019
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by General Maritime Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Inter net. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to General Maritime Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M11592	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GENERAL MARITIME CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2. Vote on Directors		0	0	0
1.	ELECTION OF DIRECTORS Nominees: 01) Peter S. Shaerf 02) John P. Tavlarios

Vote on Proposal						For	Against	Abstain

2.	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009					0	0	0

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" PROPOSALS 1 AND 2. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, OR IF CUMULATIVE VOTING IS REQUIRED, THE PERSONS NAMED IN THIS PROXY WILL VOTE IN THEIR DISCRETION.

For address changes and/or comments, please check this box and write them on the back where indicated.				0

Please indicate whether you plan to attend this meeting.		0	0

		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding  Internet Availability  of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement  and Annual Report are available at www.proxyvote.com

M11593

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GENERAL MARITIME CORPORATION

The undersigned  hereby appoints  Peter C. Georgiopoulos  and John C. Georgiopoulos,  and each of them,  with power  to act without  the other and with power of substitution,  as proxies and attorneys-in-fact  and hereby authorizes them to represent  and vote, as provided on the other  side, all the shares of General Maritime Corporation  Common  Stock which the undersigned  is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of General Maritime Corporation  to be held at 11:00 a.m. Eastern Time on Thursday, May 14, 2009 or any adjournment or postponement   thereof,  with all powers which the undersigned  would possess if present at the Meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued, and to be marked, dated and signed, on the other side)

APPENDIX A

General Maritime Corporation
Audit Committee Charter
(Effective as of March 27, 2009)

This Audit Committee Charter (“Charter”) has been adopted by the Board of Directors (the “Board”) of General Maritime Corporation (the “Company”). The Audit Committee of the Board (the “Committee”) shall review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

Role and Independence; Organization

The Committee assists the Board in its oversight of (1) the quality and integrity of the Company’s financial statements and its accounting, auditing and financial reporting practices, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence and (4) the performance of the Company’s independent auditors and the Company’s internal audit function. It may also have such other duties as may from time to time be assigned to it by the Board and are required by the rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange. The membership of the Committee shall consist of at least three directors, each of whom the Board has determined is free of any material relationship with the Company. At the time a director is appointed to the Committee, the Board shall make a finding that such director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization with a relationship to the company. In addition, no member of the Committee, nor a member of such member’s immediate family, shall have received more than $100,000 (other than in the form of a director or committee fee or pension or other deferred compensation) since the later of (i) three years prior to the date such member was assigned to the Committee and (ii) the effective date of Section 303A (“Section 303A”) of the New York Stock Exchange Listed Company Manual (subject to the phase-in period provided by Rule 303A). Further, no member of the Committee, or his or her immediate family member, shall, since the later of (i) three years prior to the date such member was assigned to the Committee and (ii) the effective date of Section 303A have been affiliated or employed in a professional capacity by the Company’s present or former independent auditor, (ii) be employed as an executive officer of a company on which one or more of the Company’s present executive officers serves on such company’s compensation committee, or (iii) serve as an executive officer or employee of a company accounting for 2% or $1 million (whichever is greater) of the Company’s consolidated gross revenue (subject to the phase-in period provided by Rule 303A). No member of the Committee may accept, either directly or indirectly, any consulting, advisory or other compensatory fee from the Company. All members of the Committee shall also meet the other independence and financial literacy requirements for serving on audit committees, and at least one member shall have accounting or related financial management expertise, all as set forth in the rules of the New York Stock Exchange and applicable federal law.

The Committee shall maintain free and open communication (including periodic private executive sessions) with the independent auditors, internal auditors, and Company management. In discharging its oversight role, the Committee shall have full access to all Company books, records, facilities, personnel and outside professionals. The Committee shall have the authority and shall receive necessary funding from the Company to retain special legal, accounting or other consultants or advisors employed by the Committee and shall obtain such advice and assistance from such special legal, accounting or other consultants or advisors as the Committee deems necessary. The Committee shall have sole authority to approve related fees and retention terms. Each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information, (ii) the accuracy of the financial and other information provided by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board), and (iii) representations made by management as to all audit and non-audit services provided by the independent auditors to the Company.

The Committee shall meet at least two times annually. One member of the Committee may be appointed as chair, who shall be responsible for leadership of the Committee, including scheduling and presiding over meetings, preparing agendas, making regular reports to the Board, and maintaining regular liaison with the CEO, CFO, the lead independent audit partner and the director of internal audit. The Committee shall also periodically meet with the Company’s management, internal auditors and independent auditors separately from the Board.

Responsibilities

The Committee’s job is one of oversight. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles and practices and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the annual financial statements, reviewing the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.

The Committee and the Board recognize that management and the independent auditors have more resources and time and more detailed knowledge and information regarding the Company’s accounting, financial and auditing practices than do Committee members; accordingly the Committee’s oversight role does not provide any expert or special assurance as to the Company’s financial statements or any certification as to the work of the independent auditors. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors, or to assure compliance with laws and regulations.

Although the Board and the Committee may wish to consider other duties from time to time, the general recurring activities of the Committee in carrying out its oversight role are described below. The Committee shall be responsible for:

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The appointment, replacement, compensation, evaluation and oversight of the work of the independent auditors to be retained to audit the annual financial statements of the Company and review the quarterly financial statements of the Company.

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Annually obtaining and reviewing the independent auditor’s formal written statement describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

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Annually obtaining from the independent auditors a formal written statement describing all relationships between the auditors and the Company, addressing the matters set forth in the Public Company Accounting Oversight Board (United States) Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. The Committee shall actively engage in a dialogue with the independent auditors with respect to any disclosed relationships that may impact the objectivity and independence of the auditors, and shall consider whether the independent auditors’ provision of information technology consulting and other non-audit services to the Company, if any, is compatible with the auditors’ independence. The Committee shall recommend that the Board take appropriate actions to satisfy itself as to the auditors’ independence.

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Reviewing the annual audited financial statements and quarterly financial statements and discussing them with management and the independent auditors. These discussions shall include the matters required to be discussed under Statement of Auditing Standards No. 61, as modified or supplemented, consideration of the quality of the Company’s accounting principles as applied in its financial reporting, and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Such discussions may include a review of particularly sensitive accounting estimates, reserves and accruals, review of judgmental areas, review of audit adjustments, review of risk exposures that may have a material impact on the Company’s financial statements and the steps management has taken to monitor and control such exposures, and other such inquiries as the Committee or the independent auditors shall deem appropriate. Based on its review, the Committee shall make its recommendation to the Board as to the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K (or the Annual Report to Shareholders, if distributed prior to the filing of the Form 10-K).

•	Preparing annually a report to be included in the Company’s proxy statement as required by the rules of the Securities and Exchange Commission, and submitting such report to the Board for approval.

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Overseeing the relationship with the independent auditors, including discussing with the auditors the planning and staffing of the audit and the nature and rigor of the audit process, receiving and reviewing audit reports, reviewing with the auditors any problems or difficulties the auditors may have encountered in carrying out their responsibilities and any management letters provided by the auditors and the Company’s response to such letters, and providing the auditors full access to the Committee and the Board to report on all appropriate matters.

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Providing oversight of the Company’s auditing, accounting and financial reporting principles, policies, controls, procedures and practices, and reviewing significant changes to the foregoing as suggested by the independent auditors, internal auditors or management.

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Establishing procedures for the receipt, retention and treatment of complaints from the Company’s employees on accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submissions by the Company’s employees of concerns regarding questionable accounting or auditing matters.

•	Establishing clear hiring policies for employees or former employees of the external auditors.

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Annually obtaining from the independent auditors a formal written statement of the fees billed for audit services, information technology consulting services, and other non-audit services rendered by the independent auditors for the most recent fiscal year.

•	Reviewing with management and the independent auditors the interim financial information prior to the Company’s filing of each Form 10-Q.

•	Discussing with management and independent auditors earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

•	Discussing with management policies with respect to risk assessment and risk management.

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Discussing with management and the independent auditors the quality and adequacy of the Company’s internal audit controls and procedures and, the internal audit function’s organization, responsibilities, plans, results, budget and staffing, as well as providing oversight to any internal audit activities, including review of significant reports prepared by the internal auditors, and management’s response.

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Discussing with management and/or the Company’s general counsel any legal matters (including the status of pending litigation) that may have a material impact on the Company’s financial statements, and any material reports or inquiries from regulatory or governmental agencies.

•	Regularly reporting its activities to the full Board and making such recommendations with respect to the above and any other matters as the Committee may deem necessary or appropriate.

•	Engaging in an annual self-assessment with the goal of continuing improvement.

APPENDIX B

Charter of the
Compensation Committee of the Board of Directors of
General Maritime Corporation as of December 16, 2008

COMMITTEE PURPOSE

The purpose of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of General Maritime Corporation (the “Corporation”) is to (1) perform the functions described below under “Committee Duties and Responsibilities” in order to discharge the Board’s responsibilities relating to compensation of the Corporation’s executives and (2) produce an annual report on executive compensation for inclusion in the Corporation’s proxy statement, in accordance with applicable rules and regulations.

COMMITTEE MEMBERSHIP

The Committee shall be comprised of two or more Directors who qualify as independent directors under the listing requirements of the New York Stock Exchange (“NYSE”).  Committee members shall be appointed and removed by the majority vote of the Board.  Members shall serve on the Committee for (1) the duration of their current term on the Board, (2) until their resignation from the Board or the Committee or (3) until successors shall be duly elected and qualified. No Committee member may be removed except by majority vote of the Board.  Unless a chairperson of the Committee (the “Chairperson”) is elected by the Board, the members of the Committee may designate a Chairperson by majority vote of the full Committee membership.

COMMITTEE PROCEDURES

The Committee shall meet at least once a year and at such additional times as may be necessary to carry out its duties and responsibilities as set forth herein.  The Committee shall not delegate any of its authority to any subcommittee.  The Committee shall report its actions to the Board and keep written minutes of its meetings which shall be recorded and filed with the books and records of the Corporation.  The Committee shall have sole authority to retain any compensation consultant or firm to assist in the evaluation of director, chief executive officer or senior executive compensation, including the sole authority to approve such firm or person’s fees and other retention terms.

COMMITTEE DUTIES AND RESPONSIBILITIES

Executive Compensation

The Committee shall have the following duties and responsibilities with respect to executive compensation:

1.
Review and approve corporate goals and objectives relevant to the compensation of the chief executive officer and other designated executive officers of the Corporation (the “Officers”), and after the evaluation of the Officers’ performance in light of those goals and objectives, set the compensation of each such Officer. In determining the long-term incentive component of the Officers’ compensation, the Committee should consider, among other factors, the Corporation’s performance and relative shareholder return, the value of similar incentive awards for chief executive officers at the comparable companies and the awards given to the Officers in past years;

2.
Review, and make periodic recommendations to the Board with respect to, the general compensation, benefits and perquisites policies and practices of the Corporation including, without limitation, the Corporation’s incentive-compensation plans and equity-based compensation plans. In circumstances in which equity-based compensation plans are not subject to shareholder approval, such plans shall be subject to Committee approval;

3.
Produce an annual report on executive compensation for inclusion in the Company’s proxy statement, and otherwise report to the shareholders of the Company in accordance with the rules and regulations of the U.S. Securities and Exchange Commission;

4.	To review on an annual basis director compensation and benefits; and

5.	Perform such other duties as the Board may assign to the Committee with respect to the Corporation’s compensation policies.

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Committee Performance

The Committee shall have the following duties and responsibilities with respect to the Committee’s performance:

1.	The Committee shall, on an annual basis, evaluate its own performance under this charter and in accordance with the NYSE listing rules and all other applicable law.

2.	The Committee shall review, at least annually, the adequacy of this charter and recommend to the Board for approval any proposed changes to this charter.

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APPENDIX C

General Maritime Corporation

Charter of the Nominating and Corporate Governance Committee

(Effective as of December 16, 2008)

The Nominating and Corporate Governance Committee (“Committee”) of the Board of Directors (the “Board”) of General Maritime Corporation (“GMC”) shall consist of a minimum of three directors.  Committee members shall be appointed and removed by the majority vote of the Board.  Members shall serve on the Committee for (1) the duration of their current term on the Board, (2) until their resignation from the Board or the Committee or (3) until successors shall be duly elected and qualified.  No Committee member may be removed except by majority vote of the Board.  Unless a chairperson of the Committee (the “Chairperson”) is elected by the Board, the members of the Committee may designate a Chairperson by majority vote of the full Committee membership.  All members of the Committee shall be independent directors under the listing requirements of Rule 303A of the New York Stock Exchange (“NYSE”).

The purpose of the Committee shall be to assist the Board in identifying qualified individuals to become Board members, in determining the composition of the Board and its committees, in monitoring a process to assess Board effectiveness and in developing and implementing GMC’s corporate governance guidelines.

In furtherance of this purpose, the Committee shall have the following authority and responsibilities:

1.
To lead the search for individuals qualified to become members of the Board and to select director nominees to be presented for shareholder approval at the annual meeting.  The Committee shall select individuals as director nominees who shall have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the shareholders.

2.
To review the Board’s committee structure and to recommend to the Board for its approval directors to serve as members of each committee.  The Committee shall review and recommend committee slates annually and shall recommend additional committee members to fill vacancies as needed.

3.
To develop and recommend to the Board for its approval a set of corporate governance guidelines.  The Committee shall review the guidelines on an annual basis, or more frequently, if appropriate, and recommend changes as necessary.

4.	To oversee the evaluation of the Board of Directors and management.

5.	To review, at least annually, with the chief executive officer, the succession plans relating to the position of chief executive officer.

The Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate in its sole discretion.

The Committee shall have sole authority to retain any search firm engaged to assist in identifying director candidates, and to retain outside counsel and any other advisors as the Committee may deem appropriate in its sole discretion.  The Committee shall have sole authority to approve related fees and retention terms.

The Committee shall report its actions and recommendations to the Board from time to time and shall conduct and present to the Board an annual performance evaluation of the Committee.  The Committee shall review at least annually the adequacy of this charter and recommend any proposed changes to the Board for approval.

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